Explanatory Note
Direct Digital Holdings, Inc. and subsidiaries are filing this Current Report on Form 8-K to update portions of our Annual Report on Form 10-K for Direct Digital Holdings, Inc. for the year ended December 31, 2025, filed with the Securities and Exchange Commission ("SEC") on March 31, 2026 (“2025 Form 10-K”) to reflect a change in Direct Digital Holdings, Inc.'s reportable segments and reverse stock split. In this exhibit, “we” or “our” or “us” refers to Direct Digital Holdings, Inc. and our subsidiaries, unless the context requires otherwise.
As previously disclosed in our Quarterly Report on Form 10-Q for the period ended March 31, 2026, filed with the SEC on May 15, 2026 (“2026 Form 10-Q”), effective in the first quarter of our fiscal year 2026, our internal reporting and reportable segments changed to align with a change in the chief operating decision maker's evaluation of Direct Digital Holdings, Inc. The Company previously reported two segments - buy-side and sell-side and now has one reportable segment that is managed on a consolidated basis - digital marketing. In accordance with Accounting Standards Codification (“ASC”) 280 guidance, segment information for all periods presented has been revised for this change.

As previously reported, on April 27, 2026, Direct Digital Holdings, Inc. effected a 4-to-1 reverse stock split of the Company's shares of Series A common stock, $0.001 par value and Series B common stock, $0.001 par value.
All prior period information has been recast to reflect this change in reportable segments and reverse stock split. This will allow us to incorporate the recast financial statements by reference, or otherwise, in future SEC filings.

This exhibit updates the information in the following Items in the 2025 Form 10-K as initially filed in order to reflect the change in segment presentation and reverse stock split:
Item 1. Business
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Item 8. Financial Statements and Supplementary Data
No items in the 2025 Form 10-K other than those identified above are being updated by this exhibit. Information in the 2025 Form 10-K is generally stated as of December 31, 2025, and this exhibit does not reflect any subsequent information or events other than the change in segment reporting noted above. Without limiting the foregoing, this exhibit does not purport to update Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2025 Form 10-K for any information, uncertainties, transactions, risks, events, or trends occurring, or known to management, other than the events described above. For a discussion of events and developments subsequent to the filing of the 2025 Form 10-K, please refer to our SEC filings since that date. More current information is contained in the 2026 Form 10-Q and our other filings with the SEC after March 31, 2026. This exhibit should be read in conjunction with the 2025 Form 10-K and any other documents we have filed with the SEC subsequent to March 31, 2026.
The information contained in this exhibit is not an amendment to, or a restatement of, the 2025 Form 10-K.
ITEM 1.              Business
Company Overview
We are an end-to-end, full-service advertising and marketing platform primarily focused on providing advertising technology, data-driven campaign optimization and other solutions to help brands, agencies and middle market businesses deliver successful marketing results that drive return on investment ("ROI") across both the sell- and buy-side of the digital advertising ecosystem. Direct Digital Holdings, Inc., incorporated as a Delaware corporation on August 23, 2021 and headquartered in Houston, Texas, is the holding company for DDH LLC, the business formed by our founders in 2018 through acquisitions of Colossus Media and Huddled Masses. Colossus Media operates our proprietary sell-side programmatic platform operating under the trademarked banner of Colossus SSP™. In September 2020, DDH LLC acquired Orange 142 to further bolster its overall programmatic buy-side advertising platform and to enhance its offerings across multiple industry verticals. In February 2022, we completed our initial public offering and certain organizational transactions which resulted in our current structure. In October 2024, we announced the unification of our buy-side businesses, Orange 142 and Huddled Masses. During the first quarter of 2026, the Company shifted its focus to driving intentional digital marketing spend with current and future customers historically classified by the Company as buy-side customers as well as new enterprise customers accessing the digital advertising market through its recently launched product - Ignition+. In connection with this shift in focus, the Company reassessed its reportable segments and determined that it has one reportable segment that is managed on a consolidated basis – digital advertising. The new focus to streamline operations is expected to enhance the customer experience and better reflects the economics of the Company's current business where revenues reflect primarily contracts for managed advertising campaigns which may or may not access curated publisher audiences managed by the Company's sell side platform. All of the subsidiaries are incorporated in the state of Delaware, except for DDH LLC, which was formed under the laws of the State of Texas.

Our sell-side advertising business, operated through Colossus Media, provides advertisers of all sizes a programmatic advertising platform that automates the sale of ad inventory between advertisers and marketers leveraging proprietary technology. Our platform reaches across a wide array of media partners to help brands, media holding companies, independent agencies or emerging businesses reach audiences, curated creators and helps publishers find the right brands for their readers, as well as drive advertising yields across all channels: web, mobile, and connected TV ("CTV"). Our platform offers advertising inventory and creator content that aligns with brands, media holding companies and mid-market agencies focusing on key growth audiences.

Our buy-side advertising business, now operating as Orange 142, provides technology-enabled advertising solutions and consulting services to clients through multiple leading demand side platforms (“DSPs”), across multiple industry verticals such as travel and tourism, higher education, energy, healthcare, financial services, consumer products and other sectors with particular emphasis on small and mid-sized businesses transitioning into digital with growing digital media budgets. In the digital advertising space, buyers, particularly small and mid-sized businesses, can potentially achieve significantly higher ROI on their advertising spend compared to traditional media advertising by leveraging data-driven over-the-top/connected TV (“OTT/CTV”), video and display, in-app, native including programmatic, search, social, influencer marketing and audio advertisements that are delivered both at scale and on a highly targeted basis.

Providing both the front-end, buy-side operations coupled with our proprietary sell-side operations enables us to curate the first through last mile in the ad tech ecosystem execution process to drive results.

Programmatic Marketplace Transaction

The Sell-Side

On the sell-side of the digital supply chain, the supply side platform (“SSP”) is an ad technology platform used by advertisers, agencies, DSPs and publishers. Advertisers, agencies and DSPs utilize the SSP to access publishers and markets that they might not be able to access directly or through larger DSPs and ad exchangers. Publishers utilize the SSP to sell, manage and optimize the ad inventory on their websites in an automated and effective way. The SSPs help the publishers monetize the display ads, video ads, and native ads on their websites and mobile apps. The SSPs have enhanced their functionalities over the years and have included ad exchange mechanisms to efficiently manage their ad inventory. Also, SSPs allow the publishers to connect to DSPs directly instead of connecting through ad exchanges. The SSP allows publishers’ inventory to be opened up and made available to advertisers they may not be able to directly connect with. SSPs sell ad inventories in many ways - for example, directly to ad networks, via direct deals with DSPs, and most commonly via real-time bidding (“RTB”) auctions. The publisher makes its ad inventory available on an SSP and the SSP invites advertisers to bid based on the user’s data received. Each time the publisher’s web page loads, an ad request is sent to multiple demand sources which can include ad exchanges as well as DSPs directly from the SSP. In the case of RTB media buys, many DSPs place bids for the impressions being offered by the publisher during the auction. The advertiser that bids a higher amount compared to other advertisers will win the bid in the form of an auction.

Sell-Side Advertising: Colossus SSP

Colossus Media, which has been in operation since 2017, owns and operates our proprietary sell-side programmatic platform operating under the trademarked banner of Colossus SSP™. The Company’s platform allows the Company to sell, in real time, ad impressions from publishers to buyers and provides automated inventory management and monetization tools to publishers across various device types and digital ad formats. In 2025, our platform processed over 170 billion average monthly impressions and served approximately 174,000 buyers or advertisers. Each impression or transaction occurs in a fraction of a second. Given that most transactions take place in an auction/bidding format, we have invested across the platform to further reduce the processing time. In addition to the robust infrastructure supporting our platform, it is also critical that we align with key industry partners in the digital supply chain.

Colossus SSP is agnostic to any specific DSP. We have added new DSP partners especially where we believe the DSP might offer a unique advertising base seeking to target both our growth and general market audiences at scale. This business began as a trading desk supporting advertisers’ desires to reach growth audiences and has evolved into an ad tech platform supporting outreach to all audiences at scale. We partner with publishers that range from small to large in scale spanning from those with multi-million viewers daily to those who curate a small niche and loyal viewership.

Colossus SSP partners with publishers to sell advertising inventory to our Colossus SSP-curated clients and the open markets (collectively referred to as “buyers”) seeking to access the general market as well as unique multi-cultural audiences. Buyers may include small and mid-sized buyers as well as larger, Fortune 500 industry leading brands and multinational or regional agencies, along with intermediaries that sit between Colossus SSP and the end buyers.

Our proprietary Colossus SSP platform was custom developed with a view towards the specific challenges facing small and mid-sized publishers with the belief that smaller publishers often offer a more engaged, highly-valued, unique following but experience technological and budgetary constraints on the path to monetization. Our business strategy on the sell-side also presents significant growth potential, as we believe we are well positioned to provide advertisers of all sizes with extensive market reach connecting partners with curated creators and audiences, optimizing the entire media chain to drive better results for clients. We believe that our technology curates unique, highly optimized audiences informed by data analytics, artificial intelligence and algorithmic machine-learning technology, resulting in increased campaign performance.

The Buy-Side

On the buy-side of the digital supply chain, digital advertising is the practice of delivering promotional content to users through various online and digital channels and leveraging multiple channels, platforms such as social media, email, search engines, mobile applications and websites to display advertisements and messages to audiences. Traditional (non-digital) advertising follows the “spray and pray” approach to reach out to the public, but the ROI is mostly unpredictable. On the other hand, digital advertising is heavily data-driven and can give real-time details of advertising campaigns and outcomes across an omni channel approach. The availability of user data and rich targeting capabilities makes digital advertising an effective and important tool for businesses to connect with their audiences.

We have aligned our business strategy to capitalize on significant growth opportunities due to fundamental market shifts and industry inefficiencies in serving the small and medium sized middle market companies that are the backbone of America. Several trends, happening in parallel, continue to revolutionize the way that advertising is purchased and sold. Specifically, the rise of the internet has led to a wholesale change in the way that media is consumed and monetized, as ads can be digitally delivered on a 1-to-1 basis. In traditional methods of advertising, such as broadcast TV, ads can target a specific network, program, or geography, but not a single household or individual as digital and OTT/CTV ads can. Additionally, we expect that the continued destabilization, including any potential phase out of digital “cookies” in the future, will (i) create more opportunities for technology companies that provide next-generation CTV and digital solutions, (ii) potentially minimize performance disruption for advertisers and agencies and (iii) potentially drive more small-to-mid sized businesses to pursue digital advertising goals through buy-side businesses like ours rather than on their own.

Buy-Side Advertising: Orange 142

The buy-side business is now operated through Orange 142, which has been in operation since 2013. The buy-side business allows us to facilitate the procurement of digital advertising inventory (ad space) on behalf of our clients, as well as offer a comprehensive suite of end-to-end media solutions and technology services. We specialize in tailoring strategies that enhance visibility, engage target audiences, and drive quantifiable Key Performance Indicators (“KPIs”) and tangible business outcomes.
The landscape of advertising is rapidly evolving, with digital channels gaining prominence over traditional advertising placements. Our buy-side business utilizes cutting-edge technology for first-party data management, media procurement, campaign execution, and analytics. This technological foundation empowers our clients to achieve enhanced ROI across a diverse range of digital media channels. We interface with prominent programmatic DSPs, social media networks, and search engines, granting us the ability to harness customer insights across multiple channels. This cross-channel approach optimizes campaign performance and ROI for our clients. By adopting a platform-agnostic stance, our buy-side division offers extensive market access, enabling clients to purchase advertisements seamlessly across various mediums such as desktop, mobile, connected TV, streaming audio, social media, and digital billboards.

A distinctive feature of our offering is its visibility across inventory, facilitating the creation of customized audience segments at scale. Based on client objectives and selected advertising channels, our buy-side business offers forecasting and in-depth market insights. These tools empower our clients to enhance their Return on Advertising Spend (“ROAS”) across channels. Our buy-side business primarily caters to small-to-mid-sized businesses, empowering them to leverage advanced advertising technology for targeted engagement. Our technology allows for direct, one-on-one interactions with potential customers, tailored to local and regional markets, media devices, and footprints. By leveraging data analytics, we assess potential buyers' decision-making processes and optimize campaign strategies accordingly.

We understand that small and mid-sized businesses often operate within constrained marketing budgets and localized footprints. Our objective is to deliver precise, ROI-focused advertising solutions that offer measurable campaign success.

We serve the needs of about 195 small-to-mid-sized clients through our buy-side business. Our buy-side leverages leading DSPs and advertising channels. This collaboration empowers us to drive increased advertising ROI and reduce customer acquisition costs for our clients. Through effective marketing strategies tailored to local markets, we aim to level the playing field for our buy-side customers, allowing them to compete effectively with larger advertisers. We believe our competitive advantage lies in our data-driven technology, enabling us to offer front-end, buy-side planning for small-to-mid-sized clients. Coupled with our access to multiple DSPs and advertising channels, we strive to deliver superior ROI.

Throughout this Annual Report on Form 10-K, we use the terms "client" and "customer" interchangeably to refer to the businesses we serve.

Our Industry and Trends
There are several key industry trends that continue to revolutionize the way that advertising is purchased and sold. We believe that we are well positioned to take advantage of the rapidly evolving industry trends in digital marketing and shifts in consumer behavior, including:
Shift to Digital Advertising. Media has increasingly become more digital as a result of three key ongoing developments:
•Advances in technology with more sophisticated digital content delivery across multiple platforms;
•Changes in consumer behavior, including spending longer portions of the day using mobile and other devices; and
•Better audience segmentation with more efficient targeting and measurable results.
The resulting shift has enabled a variety of options for advertisers to efficiently target and measure their advertising campaigns across nearly every media channel and device. These efforts have been led by big-budgeted, large, multi-national corporations incentivized to cast a broad advertising net to support national brands.
The Strategic Pivot: Linear Broadcast to OTT/CTV. The transition from Linear Broadcast to OTT/CTV has reached a critical tipping point. According to updated EMARKETER and IAB forecasts, the combined US TV ad market will hover near $100 billion through 2027, but the internal composition has shifted permanently. While Linear TV continues a structural decline, CTV ad spending is projected to reach $40.9 billion by 2027 and surge to $46.9 billion by 2028, officially surpassing traditional TV for the first time. CTV is now driving essentially all of the sector's growth, fueled by a low-to-mid teens year-over-year increase in spend.
This evolution is driven by the mass adoption of premium ad-supported video-on-demand tiers (“AVOD”) from providers like Netflix, Disney+, and Amazon Prime Video, alongside the explosion of Free Ad-Supported Streaming TV (“FAST”). Digital sources have become the dominant viewing experience for a majority of broadband-enabled households. Consumers now demand the flexibility of "on-demand" content with fewer, more relevant interruptions. Consequently, savvy advertisers are moving beyond simple brand awareness, reallocating budgets toward CTV platforms that offer sophisticated data targeting, retail media integration, and measurable performance across a fragmented media landscape.
Increased Adoption of Digital Advertising by Small and Mid-Sized Companies. Only recently have small and mid-sized businesses begun to leverage the power of digital media in meaningful ways, as emerging technologies have enabled advertising across multiple channels in a highly localized nature. Campaign efficiencies yielding measurable results and higher advertising ROI, as well as the needs necessitated by the global economic and supply chain challenges, have prompted these companies to begin utilizing digital advertising on an accelerated pace. We believe this market is rapidly expanding, and that small to-mid-sized advertisers will continue to increase their digital spend.
Local Ad Buying Becoming More Programmatic. Programmatic advertising enables advertisers to precisely target local audiences and increasingly an “audience of one.” Large amounts of inventory have been consolidated, allowing local advertisers to then be more selective about where, when and to whom they show their ads. The technology behind programmatic advertising, such as geotargeting, IP address identification, 1-3-5 radius store location advertising, has provided the opportunity for targeted local advertising to smaller advertisers, which technologies in the past have been more easily available to larger national advertisers. We believe being able to go into a programmatic platform and target the same audience across all digital inventory is a major competitive advantage. Additionally, we also believe that the ability to customize audiences to the needs of local providers is a significant benefit for local advertisers since they are able to deviate from the broad audience segments defined by national advertisers. Higher customer engagement translates into higher retention and extended customer lifecycle representing the opportunity to sell and upsell customers. We believe the local advertising market remains in the early stages of understanding and leveraging these capabilities.
Our Customers
On the sell-side of our business, our customers (or buyers) include DSPs, agencies and individual advertisers. We have broad exposure to the ecosystem of buyers, reaching on average approximately 174,000 advertisers per month in 2025 compared to approximately 168,000 in 2024. As spending on programmatic advertising increasingly becomes a larger share of the overall ad spend, advertisers and agencies are seeking greater control of their digital advertising supply chains. To take advantage of this industry shift, we have entered into Supply Path Optimization (“SPO”) agreements directly with customers which address acceptable advertisements and data usage. As part of these agreements, we provide advertisers and agencies with benefits ranging from custom data and workflow integrations, product features, volume-based business terms, and visibility into campaign performance data and methodology. As a result of these direct relationships, our existing advertisers and agencies are incentivized to allocate an increasing percentage of their advertising budgets to our platform.

On the buy-side of our business, our customers consist of purchasers of digital advertising inventory (ad space). We serve the needs of about 195 small and mid-sized clients, consisting of advertising buyers, including small and mid-sized companies, large advertising holding companies (which may manage several agencies), independent advertising agencies and mid-market advertising service organizations. Many advertising agencies and advertising holding companies have a decision-making function that is generally highly decentralized, such that purchasing decisions are made, and relationships with advertisers are located, at the agency, local branch or division level. We serve a variety of customers across multiple industries including travel/tourism (including destination marketing organizations or “DMOs”), education, energy, consumer packaged goods, healthcare, financial services and other industries.

Our Competitive Strengths
We believe the following attributes and capabilities form our core strengths and provide us with competitive advantages:
•Humanizing technology through personalized programmatic advertising. We prioritize personal relationships, ensuring each client receives dedicated support and tailored programmatic solutions regardless of company size. Combining cutting-edge technology with a people-first approach makes programmatic advertising more accessible, transparent, and results-driven. Our high-touch service model ensures clients feel valued, supported, and empowered to succeed in the evolving digital landscape. Marketing may be highly automated, but people are at the heart of every transaction - from marketers expressing their brand promises, publishers safeguarding their user experience, and ultimately, the consumer, who will make decisions based on the ads seen. We take a hands-on approach, ensuring that every campaign is thoughtfully designed and supported by real and highly experienced people who care about our client’s success. Our unique perspective across the buy-side and sell-side allows us to offer comprehensive, tailored solutions that address the full spectrum of programmatic needs - we know what campaign success looks like for both the advertiser and publisher.

•End-to-End, Technology-Driven Solution Focused on Providing Higher Value to Underserved Markets. Our small and mid-sized client base is seeking high ROI, low customer acquisition costs and measurable results that grow their topline. Because we focus exclusively on the first and last miles of media delivery, we engage clients at the front-end of the digital supply chain with the first dollar of spend, in many cases prior to agency involvement, and drive data-driven results across the digital advertising ecosystem to optimize ROI. We offer an end-to-end solution that enables us to set and carry-out the digital campaign strategy of our clients in full, in a more efficient and less expensive manner than some of our competitors. Small and mid-sized companies are looking for partners that can drive results across the entire digital supply chain. On the Colossus SSP, we offer a wide range of publishers an opportunity to maximize advertising revenue driven by technology-enabled targeted advertising to reach all audiences. We believe our technology’s ability to tailor our efforts to our client-specific needs and inform those efforts with data and algorithmic learnings is a long-term advantage to serving this end of the market.
•Comprehensive Processes Enhance Ad Inventory Quality and Reduce Invalid Traffic (“IVT”). We operate what we believe to be one of the most comprehensive processes in the digital advertising ecosystem to enhance ad inventory quality. In the advertising industry, inventory quality is assessed in terms of IVT, which can be impacted by fraud such as “fake eyeballs” generated by automated technologies set up to artificially inflate impression counts. Through our platform design and proactive IVT mitigation efforts, including our accredited verification partners, we address IVT on a number of fronts, including sophisticated technology which detects and avoids IVT on the front end and back end, direct publisher and inventory relationships for supply path optimization and ongoing campaign and inventory performance reviews to ensure inventory quality and brand protection controls are in place.
•Curated Data-Driven Sell-Side Platform to Support Customers. The Colossus SSP enables us to gather data to build and develop unique product offerings for our clients. The SSP works with strategic data partners to allow for audience curation. The ability to curate our supply allows us to serve a broad range of clients with challenging and unique advertising needs and optimize campaign performance in a way that our siloed competitors are unable to do. This model, together with our infrastructure solutions and ability to quickly access excess server capacity, helps us scale up efficiently and allows us to grow our business at a faster pace than a pure buy-side solution would.

•High Client Retention Rate and Cross Selling Opportunities. During 2025, we had approximately 174,000 buyers on the sell-side and about 195 clients on the buy-side. They understand the independent nature of our platform and relentless focus on driving ROI-based results. Our value proposition is complete alignment across our entire digital supply platform beginning with the first dollar in and last dollar out. We are technology and media agnostic, and our clients trust us to provide the best opportunity for success of their brands and businesses. As a result, our clients have been loyal, with approximately 90% client retention. In addition, we cultivate client relationships through our pipeline of managed and moderate serve clients that conduct campaigns through our platform. The managed services delivery model allows us to combine our technology with a highly personalized offering to strategically design and manage advertising campaigns.

•Resilience Despite Challenging Circumstances. In 2022 and 2023, we grew our revenue steadily and increased our gross profit, which we believe demonstrated the power of our technology platform, the strength of our client relationships and the leverage inherent to our business model. For the years ended December 31, 2023 and 2022, our revenue was $157.1 million and $89.4 million, respectively. For the years ended December 31, 2023 and 2022, our gross profit was $37.6 million and $29.3 million, respectively. For 2024, our revenue and gross profit were $62.3 million and $17.4 million, respectively. For 2025, our revenue and gross profit were $34.7 million and $10.4 million, respectively. The decrease in revenue and gross profit in 2024 and 2025 compared to the prior years was primarily caused by one of the Company’s sell-side customers pausing its connection to the Company during the second quarter of 2024 while it investigated allegations made against the Company in a defamatory article / blog post which the Company believes was part of a coordinated misinformation campaign. This customer reconnected the Company on May 22, 2024 and sell-side volumes have resumed but not yet at the levels experienced prior to the pause in May 2024, which has continued to affect periods to date. We believe that this incident, and its impact on our results of operations during 2024 and 2025, is not reflective of the strength of our underlying business model.
•Experienced Management Team. Our management team, led by our two founders, has significant experience in the digital advertising industry and in identifying and integrating acquired businesses. Specifically, our two founders, Chairman and Chief Executive Officer Mark Walker and President Keith Smith, have over 50 years of combined experience. The team has led digital marketing efforts for both large and small companies with unique experience leading these companies through the challenges of transitioning platforms into the programmatic advertising space. Our Chief Technology Officer, Anu Pillai, is experienced in developing digital platforms on both the sell side and buy side, ranging from consumer-packaged goods (“CPG”) companies focused on e-commerce to publishers seeking to monetize their ad inventory. Our Chief Financial Officer, Diana Diaz, a former audit senior manager at Deloitte & Touche LLP, has significant experience working as CFO of a high growth microcap public company for more than ten years as well as other CFO and leadership roles at public and nonpublic companies. Our Chief Growth Officer, Maria Lowrey, was named a top 100 Leader in Energy and has over 20 years of senior level leadership experience working across publicly traded companies leading customer acquisition sales channels, scaling sales channels, and forging relationships that deliver material growth through business-to-business (“B2B”) or business-to-business-to-consumer (“B2B2C”) strategic partnerships.
•Industry Recognition. We have been designated as a top minority owned business and National Minority Supplier Diversity Council (“NMSDC”) certified to work with top Fortune 500 companies, brands and agencies to help them achieve their strategic goals by working with our media and advertising platform. The Company and its founders have also been recognized by Deloitte Technology Fast 500, EY Entrepreneur of the Year honors and multiple awards from the Sammys, MARCOM and AVA Digital Awards.

Our Growth Strategy
We have a multi-pronged growth strategy in order to create opportunities. Our key growth strategies include our plans to:
•Continue to expand our highly productive “on the ground” sales teams throughout the United States, with a particular focus on markets where we believe our client base is underserved.
•Utilize management’s experience to identify and close additional acquisition opportunities to accelerate expansion into new industry verticals, grow market share and enhance platform innovation capabilities to create new sales channels.
•Leverage our end-to-end product offering as a differentiating factor to win new business and cross-sell to existing clients.
•Aggressively grow our curated audience offerings to ensure we are helping our customers reach the consumers most important to them through the multiple channels they are engaging with, including high growth content formats such as OTT/CTV in-app and Digital Out of Home (“DOOH”).
•Continue to innovate and develop our audience curation and data targeting capabilities to inform decision-making and optimize client campaigns.
•Invest in further optimization of our infrastructure and technology solutions to maximize revenue and operating efficiencies.
Revenues
We generate revenue through a broad range of offerings. On the sell-side of our business, through our proprietary Colossus SSP, we generate revenues by selling advertising inventory (digital ad units) that we purchase from publishers to advertisers through a process of monetizing ad impressions on our proprietary sell-side programmatic platform operating under the trademarked banner Colossus SSP. The platform enables programmatic media buyers to buy ad inventory from our host of publishers and content creators aggregated to provide access to buyers at scale. Advertisers and agencies often have a large portfolio of brands requiring a variety of campaign types and support for a wide array of inventory formats and devices, including OTT/CTV, video and display, in-app, native and audio. Our omni-channel proprietary technology platform is designed to maximize these various advertising channels, which we believe is a further driver of efficiency for our buyers. The platform is comprised of publishers across multiple channels including OTT/CTV, display, native, in-app, online video (“OLV”), audio and DOOH. In 2025, we processed approximately 170 billion average monthly impressions across many unique audiences including multicultural growth audiences at scale with 76 billion, or 45%, of those impressions from growing multicultural-focused audiences. We provide our publishers with access to a host of media buyers on a daily basis. Our publishers, through our platform, had access to approximately 174,000 buyers of ad inventory over 2025. We have a sales team working on behalf of our publishers to enlist more ad buyers across all media channels to generate more revenue for our publishers. The Colossus SSP continues to expand its capabilities to give our content providers more avenues to distribute ad inventory such as through OTT/CTV, digital audio, DOOH, and other channels and inform our publishers to enhance their ad selling needs by distributing content in various forms to meet the rising demands of the ad buying community.

On the buy-side of our business, we generate revenue from customers that enter into agreements with us to provide managed advertising campaigns, which include digital marketing and media services to purchase digital advertising space, data and other add-on features. Our team of savvy digital strategists, skilled software developers, experienced ad buyers or traders, expert technicians and data analysts drives the execution of advertising strategies across an array of digital channels including programmatic advertising, social, paid search, mobile, native, email, video advertising, OTT/CTV, audio, DOOH and more. In the world’s constantly shifting and expanding digital landscape, where it is easy for “set it and leave it” mentalities and impersonal algorithms to steer digital advertising campaigns, our data-driven approach enables customized ROI-focused outcomes for our clients. We have a wide variety of small and mid-sized companies representing numerous industry verticals such as travel and tourism, higher education, energy, healthcare, financial services, and consumer goods and services. We are typically engaged on an “insertion order” or master services agreement, with the typical engagement driven by the campaign goals of the client. For our mid-sized clients, we typically engage on a long-term contractual basis ranging from one to five years, while our smaller clients tend to engage on a shorter duration of less than one year despite the fact that many of our smaller clients have been long-term clients well in excess of one year.

Marketing, Sales and Distribution
Our sales organization focuses on marketing our technology and advertising solutions to increase the adoption of our products by existing and new sellers and buyers. We market our products and services to sellers and buyers through our national sales team that operates from various locations across the United States. This team leverages market knowledge and expertise to demonstrate the benefits of data driven advertising solutions across a range of platforms, including programmatic, search, social, CTV and influencer marketing and how we can drive better performance and results for our clients. We are focused on expanding our national sales presence primarily by growing our sales personnel presence in certain states and regions around the country in which we currently operate and/or are seeking to establish a presence. We typically seek to add experienced sales personnel with an established track record and/or verifiable book of business and client relationships.
Our sales team has several fundamental sales channels to drive new business and upsell existing customers through (1) a consulting performance marketing services team that advises clients on a more enterprise level in the design and implementation of a digital media strategy or necessary technology marketing stack to ensure their media dollars are optimized to the fullest potential to deliver performance objectives; (2) a professional outbound face-to-face sales team with each salesperson working with clients to provide customized omnichannel driven digital media plans based on the client’s ROI goals and budgets; (3) our inbound sales and client services team that works closely with clients to manage and/or support campaigns; (4) the new Ignition+ team, recently launched by the Company, which is supported by senior programmatic experts with deep experience across both the buy and sell-sides of the ecosystems to help Fortune 1000 brands and large independent agencies manage high-volume, complex media investments that require unified infrastructure and greater economic clarity and scale with an enterprise-focused programmatic solution; (5) a publisher relationship development team; and (6) a buyer development team focused on relationships across holding companies, brands and large independent agencies to deliver on private marketplace ("PMP") deals and/or inventory needs to meet clients' objectives.

Our marketing initiatives are focused on managing our brand, increasing market awareness and driving advertising spend to our platform. We often present at industry conferences as thought leaders, create custom events and invest in public relations. In addition, our marketing team advertises online and in other forms of media, creates case studies showcasing our capabilities through our client success stories, sponsors research, writes whitepapers, publishes marketing collateral, generates blog posts and undertakes client research studies.
Competition
Sell-Side Competition

On the sell-side of the digital advertising industry, competition is robust but more consolidated around a handful of major players, including Pubmatic, Magnite and Google Ads Manager, though dozens of SSPs remain in operation. We continue to refine our offering so that it remains competitive in scope, ease of use, scalability, speed, data access, price, inventory quality, brand security, customer service, identity protection and other technological features that help sellers monetize their inventory and buyers increase the return on their advertising investment. While our industry is evolving rapidly and becoming increasingly competitive, we believe that our solution enables us to compete favorably on these factors. We can achieve this by ensuring that we have the right integrations and implementations in place. Our traffic verification partner is directly integrated within our exchange to ensure inventory quality on a real-time basis. We partner with an accredited Media Rating Council vendor to provide an added layer of security through sophisticated IVT detection and filtration. We believe that our verification with the Trustworthy Accountability Group indicates our status as a trusted player in the digital advertising ecosystem. Through our direct integration with The Media Trust’s Creative Quality Assurance (QA) product, we detect and eliminate the serving of malicious ads in real time, and by transacting on a universal cookie ID, consumers are served more relevant ads, advertisers reach more valuable users and publishers can match their audience data. In the end, we believe these factors enable our sales team to promote the advantages of our platform and drive greater adoption of Colossus SSP.

Buy-Side Competition

The buy-side digital advertising industry is a very competitive, fast-paced industry with ongoing technological changes, new market entrants and behavioral changes in content consumption. Over time, digital advertising expenditure has predominantly flowed through a select group of major corporations, notably Google, Meta, and Amazon, all of which maintain their advertising inventory. These entities represent formidable competition as we compete for digital advertising inventory and market demand.

Despite the dominance of large companies, there is still a large addressable market that is highly fragmented and includes many providers of transaction services with which we compete. There has been rapid evolution and consolidation in the advertising technology industry, and we expect these trends to continue, thereby increasing the capabilities and competitive posture of larger companies, particularly those that are already dominant in various ways, and enabling new or stronger competitors to emerge.

Seasonality in Our Business

In the advertising industry, companies commonly experience seasonal fluctuations in revenue. For example, in our sell-side advertising business, many advertisers allocate the largest portion of their budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing. Historically, for our buy-side advertising business, the second and third quarters of the year reflect our highest levels of advertising activity and the first quarter reflects the lowest level of such activity. We expect our revenue to continue to fluctuate based on seasonal factors that affect the advertising industry as a whole.

Human Capital Resources
As of December 31, 2025, we had 73 employees, the majority of whom are full-time employees. None of our employees are currently covered by a collective bargaining agreement. We have not experienced any labor-related work stoppages and believe our relations with our employees are good. Respect for human rights and a commitment to ethical business conduct are fundamental to our business model. In addition, we measure employee engagement on an ongoing basis, as we believe an engaged workforce leads to a more innovative, productive and profitable company. We obtain feedback from our employees to implement programs and processes designed to keep our employees connected with the Company.
Intellectual Property
The protection of our technology and intellectual property is an important component of our success. We rely on intellectual property laws, including trade secret, copyright and trademark laws in the U.S. and abroad, and use contracts, confidentiality procedures, non-disclosure agreements, employee disclosure and invention assignment agreements and other contractual rights to protect our intellectual property.
We own intellectual property related to our owned sites. We acquired the license to our proprietary Colossus SSP platform in 2022 from our third-party developer. As of December 31, 2025, we owned four websites and URLs in varying stages of development to support our marketers advertising efforts. We also hold seven U.S. registered trademarks.
Available Information
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”). Our filings are available to you on the internet website maintained by the SEC at www.sec.gov. We also maintain an internet website at www.directdigitalholdings.com. We make available, free of charge, on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, proxy statements, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our website also includes announcements of investor conferences and events, information on our business strategies and results, corporate governance information, and other news and announcements that investors might find useful or interesting. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Annual Report on Form 10-K or any other report we file with or furnish to the SEC.

ITEM 7.              Management’s Discussion and Analysis of Financial Condition and Results of Operations
You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this Annual Report on Form 10-K. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” or in other parts of this Annual Report on Form 10-K. See “– Cautionary Note Regarding Forward-Looking Statements” below. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.
Cautionary Note Regarding Forward-Looking Statements
This Annual Report on Form 10-K contains forward-looking statements within the meaning of the federal securities laws and which are subject to certain risks, trends and uncertainties. We use words such as “could,” “would,” “may,” “might,” “will,” “expect,” “likely,” “believe,” “continue,” “anticipate,” “estimate,” “intend,” “plan,” “project” and other similar expressions to identify forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the information described under the caption “Risk Factors” and elsewhere in this Annual Report on Form 10-K.
The forward-looking statements contained in this Annual Report on Form 10-K are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this Annual Report on Form 10-K, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control) and assumptions.
Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance expressed in or implied by the forward-looking statements. We believe these factors include, but are not limited to, the following:
•the restrictions and covenants imposed upon us by our credit facilities;
•the substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing;
•our ability to secure additional financing to meet our capital needs;
•our ability to maintain compliance with the listing standards of the Nasdaq Capital Market;
•our ability to realize the benefits of our strategic shift to focusing on driving digital marketing spend among buy side and new enterprise customers;
•any significant fluctuations caused by our high customer concentration;
•risks related to non-payment by our clients;
•reputational and other harms caused by our failure to detect advertising fraud;
•operational and performance issues with our platform, whether real or perceived, including a failure to respond to technological changes or to upgrade our technology systems;
•restrictions on the use of third-party “cookies,” mobile device IDs or other tracking technologies, which could diminish our platform’s effectiveness;
•unfavorable publicity and negative public perception about our industry, particularly concerns regarding data privacy and security relating to our industry’s technology and practices, and any perceived failure to comply with laws and industry self-regulation;

•our failure to manage our growth effectively;
•the difficulty in identifying and integrating any future acquisitions or strategic investments;
•any changes or developments in legislative, judicial, regulatory or cultural environments related to information collection, use and processing;
•challenges related to our buy-side clients that are destination marketing organizations and that operate as public/private partnerships;
•any strain on our resources or diversion of our management’s attention as a result of being a public company;
•the intense competition of the digital advertising industry and our ability to effectively compete against current and future competitors;
•any significant inadvertent disclosure or breach of confidential and/or personal information we hold, or of the security of our or our customers’, suppliers’ or other partners’ computer systems;
•as a holding company, we depend on distributions from DDH LLC to pay our taxes, expenses (including payments under the Tax Receivable Agreement) and any amount of any dividends we may pay to the holders of our common stock;
•any failure by us to maintain or implement effective internal controls or to detect fraud; and
•other factors and assumptions discussed in this Annual Report on Form 10-K under “Risk Factors,” and elsewhere in this Annual Report on Form 10-K.
Should one or more of these risks or uncertainties materialize or should any of these assumptions prove to be incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained in this Annual Report on Form 10-K to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
Overview
Direct Digital Holdings, Inc. and its subsidiaries (collectively the “Company,” “DDH,” “we,” “us” and “our”), headquartered in Houston, Texas, is an end-to-end, full-service advertising and marketing platform primarily focused on providing advertising technology, data-driven campaign optimization and other solutions to help brands, agencies and middle market businesses deliver successful marketing results that drive return on investment ("ROI") across the entire digital advertising ecosystem. Direct Digital Holdings, Inc. is the holding company for DDH LLC the business formed by the Company's founders in 2018 through acquisitions of Colossus Media, LLC ("Colossus Media") and Huddled Masses, LLC (“Huddled Masses™” or “Huddled Masses”). Colossus Media operates the Company’s proprietary programmatic platform under the trademarked banner of Colossus SSP. In September 2020, DDH LLC acquired Orange142, LLC to further bolster its overall programmatic advertising platform and to enhance its offerings across multiple industry verticals. In February 2022, the Company completed an initial public offering and certain organizational transactions which resulted in the Company's current “Up-C” structure as described in Note 6 — Related Party Transactions to our consolidated financial statements. All of the subsidiaries are incorporated in the state of Delaware, except for DDH LLC, which was formed under the laws of the State of Texas.
Direct Digital Holdings, Inc. owns 100% of the voting interest in DDH LLC and as of December 31, 2025, it owns 88.7% of the economic interest in DDH LLC. DDH LLC was formed on June 21, 2018 and acquired by the Company on February 15, 2022 in connection with its organizational transactions. DDH LLC’s wholly-owned subsidiaries are as follows:

Subsidiary	Date of Formation	Date of Acquisition
Colossus Media, LLC	September 8, 2017	June 21, 2018
Orange142, LLC	March 6, 2013	September 30, 2020
Huddled Masses, LLC	November 13, 2012	June 21, 2018

Our sell-side advertising business, operated through Colossus Media, provides advertisers of all sizes a programmatic advertising platform that automates the sale of ad inventory between advertisers and marketers leveraging proprietary technology. Our platform is intended to reach across a wide array of media partners to help brands, media holding companies, independent agencies or emerging businesses reach audiences, curated creators and helps publishers find the right brands for their readers, as well as drive advertising yields across all channels: web, mobile, and CTV. Our platform offers advertising inventory and creator content that aligns with brands, media holding companies and mid-market agencies focusing on key growth audiences.

Our buy-side advertising business, now operating as Orange 142, provides technology-enabled advertising solutions and consulting services to clients through multiple leading demand side platforms (“DSPs”), across multiple industry verticals such as travel and tourism, higher education, energy, healthcare, financial services, consumer products and other sectors with particular emphasis on small and mid-sized businesses transitioning into digital with growing digital media budgets. In the digital advertising space, buyers, particularly small and mid-sized businesses, can potentially achieve significantly higher ROI on their advertising spend compared to traditional media advertising by leveraging data-driven OTT/CTV, video and display, in-app, native including programmatic, search, social, influencer marketing and audio advertisements that are delivered both at scale and on a highly targeted basis.

Providing both the front-end, buy-side advertising operations coupled with our proprietary sell-side operations is intended to enable us to curate the first through the last mile in the ad tech ecosystem execution process to drive higher results.

Operating segments are components of an enterprise for which separate financial information is available and evaluated regularly by our chief operating decision maker (“CODM”) for purpose of assessing performance and allocating resources. Our CODM is our Chairman and Chief Executive Officer. Revenue and operating income (loss) are used by our CODM to assess performance of our operating segments and allocate resources. All our revenues are attributable to the United States. As further described below in the Liquidity and Capital Resources – Going Concern section, the Company has experienced a series of unexpected setbacks in the past two years. During 2025, the Company worked to reconstitute its prior business, target new customers and develop new products for the sell-side business but was unable to achieve historical volumes.
During the first quarter of 2026, and as now reflected in these consolidated financial statements retrospectively, the Company shifted its focus to driving intentional digital marketing spend with current and future customers historically classified by the Company as buy-side customers as well as new enterprise customers accessing the digital advertising market through its recently launched product - Ignition+. In connection with this shift in focus, the Company reassessed its reportable segments and determined that it has one reportable segment that is managed on a consolidated basis - digital advertising. The new focus to streamline operations is expected to enhance the customer experience and better reflects the economics of the Company's current business where revenues reflect primarily contracts for managed advertising campaigns which may or may not access curated publisher audiences managed by the Company's sell-side platform. The Company’s CODM reviews the operating results of the Company across the entirety of its digital advertising business in order to assess performance and make decisions about resource allocation. The CODM is regularly provided with only the consolidated operating expenses and net loss at the same level of detail as noted on the face of the consolidated statements of operations. Total assets are also provided as noted on the face of the consolidated balance sheets.

The table below summarizes the financial highlights of our business (in thousands):

	Year Ended December 31,
	2025	2024
Revenues	$34,694	$62,288
Loss from operations	$(14,755)	$(13,233)
Net loss	$(27,723)	$(19,907)
Adjusted EBITDA (1)	$(11,067)	$(9,253)
Net cash used in operating activities	$(8,907)	$(8,648)
_________________________________________________________
(1)For a definition of Adjusted EBITDA, a non-GAAP financial measure, an explanation of our management’s use of this measure, and a reconciliation of Adjusted EBITDA to net income, please see “– Non-GAAP Financial Measures.”
Recent Developments
Nasdaq Compliance Status.
On November 7, 2025, the Company received a decision (the “Panel Decision”) from the Nasdaq Hearings Panel (the “Panel”) regarding the Company’s continued listing on Nasdaq. The Panel Decision indicated that the Company has evidenced compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Rule”) and, as such, that matter has been closed. However, the Panel Decision indicated that the Company would remain subject to a discretionary Panel Monitor with respect to the Stockholders’ Equity Rule for a period of one year from the date of the Panel Decision. As reported in our consolidated financial statements, the Company believes that it is not in compliance with the Stockholders’ Equity Rule as of December 31, 2025.
The Panel Decision also indicated that the Panel had granted the Company an exception through January 30, 2026, to demonstrate compliance with Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). On January 12, 2026, the Company effected a 55-to-1 reverse stock split of all classes of the Company's common stock, including the Class A Common Stock listed on The Nasdaq Capital Market, which was intended to bring the Company into compliance with the Bid Price Rule. On February 12, 2026, the Company was notified by The Nasdaq Stock Market LLC that the Company has evidenced compliance with the Bid Price Rule, due to the closing bid price for the Company’s Class A Common Stock having closed at or above $1.00 per share for over 20 consecutive business days (the “Compliance Notice”). The Compliance Notice also indicated that the Company would remain subject to a Panel Monitor with respect to the Bid Price Rule for a period of one year from the date of the Staff’s letter.
Should Nasdaq determine that the Company fails to maintain compliance with any continued listing requirement during the Panel Monitor period, the Staff of Nasdaq's Listing Qualifications Department (the "Staff") will issue a delist determination, which the Company may address at a new hearing before the Panel. See “Risk Factors – If we fail to evidence or maintain compliance with applicable listing standards, our Class A Common Stock may be delisted from the Nasdaq Capital Market.”
Amendment to Lafayette Square Facility.
On January 27, 2026, the Company and Lafayette Square entered into the Eleventh Amendment (the “Eleventh Amendment”) to the 2021 Credit Facility which among other things, (1) modified financial covenants effective December 31, 2025, (2) required the payment of a $4.0 million amendment closing fee which allows Lafayette Square to recover the Exit Fee accrued by the Company in the quarter ended December 31, 2025 and (3) modified the principal payment schedule for the outstanding loans under the Term Loan Facility and clarified that the maturity date of the Eighth Amendment Term Loan is September 30, 2026.
Continuation Capital Settlement Agreement.
On November 20, 2025, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with Continuation Capital, Inc. (“Continuation Capital”), pursuant to which we agreed to issue up to 227,272 shares of Class A Common Stock (the “Exchange Shares”) in exchange for the release of certain claims held by Continuation Capital related to third party vendor payables separately assigned by the Company to Continuation Capital in the amount of $3 million. The Exchange Shares will be sold to Continuation Capital at a price of 76% of the lower of (a) the volume weighted average sale price of the Class A Common Stock on Nasdaq during the “Valuation Period,” which is the five day trading period, inclusive of the day of the share request under the Settlement Agreement, which will be extended as necessary to account for multiple tranches of issuances or (b) the average of the four lowest of the most recent five closing prices during the Valuation Period, as defined in the Settlement Agreement. Additionally, as partial consideration for the entry into the Settlement Agreement, the Company paid Continuation Capital a settlement fee of 431 shares of Class A Common Stock. The Settlement Agreement was approved on November 21, 2025 by a court following a hearing held on that same date. Accordingly, the issuance of securities under the Settlement Agreement will be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 3(a)(10) thereunder. From the date the Settlement Agreement was executed through the date of this report, $1.6 million has been paid to third party vendors and 204,332 shares have been issued pursuant to the Settlement Agreement.
Equity Reserve Facility.
On October 18, 2024, the Company entered into a Share Purchase Agreement (as amended, the “Purchase Agreement” and together with the facility as a whole, the “Equity Reserve Facility”) with New Circle Principal Investments LLC, a Delaware limited liability company (“New Circle”), and subsequently entered into amendments with New Circle on October 24, 2025 and on January 23, 2026, pursuant to which New Circle has committed to purchase, subject to certain limitations, up to $100 million (the “Total Commitment”) of the Company’s Class A Common Stock. The purchase price of the shares that may be sold to New Circle under the Purchase Agreement will be based on an agreed upon fixed discount to the market price of our Class A Common Stock as computed under the Purchase Agreement. The Company sold 108,451 and 7,182 shares of the Company's Class A Common Stock for $7.3 million and $3.0 million, respectively, during the years ended December 31, 2025 and 2024. Subsequent to December 31, 2025 and through the date of this report, the Company sold 216,250 shares of the Company's Class A Common Stock for $1.2 million.
The Purchase Agreement will automatically terminate on the earliest of (i) the 36-month anniversary of the Purchase Agreement, (ii) the date on which New Circle shall have made payment to the Company for Class A Common Stock equal to the Total Commitment or (iii) the date any statute, rule, regulation, executive order, decree, ruling or injunction that would prohibit any of the transactions contemplated by the Purchase Agreement goes into effect. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to New Circle so long as (a) there are no outstanding purchase notices under which our Class A Common Stock have yet to be issued and (b) the Company has paid all amounts owed to New Circle pursuant to the Purchase Agreement.
January Reverse Stock Split
On January 8, 2026, we filed a certificate of amendment to our amended and restated certificate of incorporation, as amended, with the Secretary of State of the State of Delaware, to effect a 55-to-1 reverse stock split of all classes of our issued and outstanding common stock, without any change to par value (the “January Reverse Stock Split”). The Reverse Stock Split became effective January 12, 2026. No fractional shares were issued in connection with the reverse stock split as all fractional shares were rounded down to the next whole share, and a cash payment was made in lieu of such fractional shares. The Reverse Stock Split was intended to bring the Company into compliance with Nasdaq’s Bid Price Rule. All share and per share amounts of our common stock listed in this Annual Report on Form 10-K have been adjusted to give effect to the reverse stock split.
April Reverse Stock Split
On April 24, 2026, the Company filed a certificate of amendment to the amended and restated certificate of incorporation, as amended, with the Secretary of State of the State of Delaware, to effect a 4-to-1 reverse stock split of all classes of our issued and outstanding common stock, without any change to par value (the “April Reverse Stock Split”). The Reverse Stock Split became effective April 27, 2026. No fractional shares were issued in connection with the reverse stock split as all fractional shares were rounded down to the next whole share, and a cash payment was made in lieu of such fractional shares. The April Reverse Stock Split was intended to bring the Company into compliance with Bid Price Rule. All share and per share amounts of our common stock listed in the consolidated financial statements and footnotes have been adjusted to give effect to the reverse stock split.
Key Factors Affecting Our Performance
We believe our growth and financial performance are dependent on many factors, including those described below.
Sell-side advertising

Increasing revenue from customers through increased advertising spend from buyers

Colossus Media operates our proprietary sell-side programmatic platform operating under the trademarked banner of Colossus SSP. Our customers (or buyers) include ad exchanges, DSPs, agencies and individual advertisers. We have broad exposure to the ecosystem of buyers, reaching on average approximately 174,000 advertisers per month in 2025, an increase of 6,000, or 4%, over approximately 168,000 advertisers per month in 2024. As spending on programmatic advertising increasingly becomes a larger share of the overall ad spend, advertisers and agencies are seeking greater control of their digital advertising supply chains. To take advantage of this industry shift, we have entered into Supply Path Optimization agreements directly with customers which address acceptable advertisements and data usage. As part of these agreements, we provide advertisers and agencies with benefits ranging from custom data and workflow integrations, product features, volume-based business terms, and visibility into campaign performance data and methodology. As a result of these direct relationships, our existing advertisers and agencies are incentivized to allocate an increasing percentage of their advertising budgets to our platform. However, as discussed elsewhere in this Annual Report, including in Item 1A, "Risk Factors" of this Annual Report on Form 10-K, we continue to face challenges related to our return to historic levels of revenue and profitability.

We continue to strive to retain existing publishers and add new publishers. Our proprietary Colossus SSP platform was custom developed with a view towards the specific challenges facing small and mid-sized publishers with the belief that smaller publishers often offer a more engaged, highly-valued, unique following but experience technological and budgetary constraints on the path to monetization. We believe that our technology curates unique, highly optimized audiences informed by data analytics, artificial intelligence and algorithmic machine-learning technology, resulting in increased campaign performance.

Monetizing ad impressions for publishers and buyers

We curate advertisers and increase access to publishers with valuable ad impressions. We focus on monetizing digital impressions by coordinating daily real-time auctions and bids. Each time the publisher’s web page loads, an ad request is sent to multiple ad exchanges and, in some cases, to the demand side platform directly from Colossus SSP. In case of real-time bidding (“RTB”) media buys, many DSPs would place bids to the impressions being offered by the publisher during the auction. The advertiser that bids a higher amount compared to other advertisers will win the bid. We continuously review our available inventory from existing publishers across every format (mobile, desktop, digital video, OTT, CTV, and rich media). The factors we consider when determining which impressions we process include transparency, viewability, and whether or not the impression is human sourced. By consistently applying these criteria, we believe the ad impressions we process will be valuable and marketable to advertisers.

Enhancing ad inventory quality

In the advertising industry, inventory quality is assessed in terms of invalid traffic (“IVT”) which can be impacted by fraud such as “fake eyeballs” generated by automated technologies set up to artificially inflate impression counts. Through our platform design and proactive IVT mitigation efforts, including our accredited verification process, we address IVT on a number of fronts, including sophisticated technology which detects and avoids IVT on the front end and back end, direct publisher and inventory relationships for supply path optimization and ongoing campaign and inventory performance reviews to ensure inventory quality and brand protection controls are in place.

Growing access to valuable ad impressions

Historically, our growth has been driven by a variety of factors including increased access to a variety of impressions. Advertisers and agencies often have a large portfolio of brands requiring a variety of campaign types and support for a wide array of inventory formats and devices, including OTT/CTV, video and display, in-app, native and audio. Our omni-channel proprietary technology platform is designed to maximize these various advertising channels, which we believe is a further driver of efficiency for our buyers. The platform is comprised of publishers across multiple channels including OTT/CTV, display, native, in-app, online video (“OLV”), audio and DOOH. In 2025, we processed approximately 170.4 billion average monthly impressions across many unique audiences including multicultural growth audiences at scale with 76.3 billion, or 45%, of those impressions from growing multicultural-focused audiences. The Colossus SSP continues to expand its capabilities to give our content providers more avenues to distribute ad inventory such as OTT/CTV, digital audio, DOOH, etc. and inform our publishers to enhance their ad selling needs by distributing content in various forms to meet the rising demands of the ad buying community.

Expanding and managing investments

Each impression or transaction occurs in a fraction of a second. Given that most transactions take place in an auction/bidding format, we have invested across the platform to further reduce the processing time. In addition to the robust infrastructure supporting our platform, it is also critical that we align with key industry partners in the digital supply chain. The Colossus SSP is agnostic to any specific demand side platform.

We automate workflow processes whenever feasible to drive predictable and value-added outcomes for our customers and increase the productivity of our organization. We utilize best-in-class server infrastructure platforms that together provide increased capacity, faster response times, and expansion capabilities to align with growth in our business.

Managing industry dynamics

We operate in the rapidly evolving digital advertising industry. Due to the scale and complexity of the digital advertising ecosystem, direct sales via manual, person-to-person processes are insufficient for delivering a real-time, personalized ad experience, creating the need for programmatic advertising. In turn, advances in programmatic technologies have enabled publishers to auction their ad inventory to more buyers, simultaneously, and in real time through a process referred to as header bidding. Header bidding has also provided advertisers with transparent access to ad impressions. As advertisers keep pace with ongoing changes in the way that consumers view and interact with digital media we anticipate further innovation and expect that header bidding will be extended into new areas such as OTT/CTV. We believe our focus on publishers and buyers has allowed us to understand their needs and our ongoing innovation has enabled us to adapt to changes in the industry. Our performance depends on our ability to keep pace with industry changes such as header bidding and the evolving needs of our publishers and buyers while continuing our cost efficiency.

Seasonality

In the advertising industry, companies commonly experience seasonal fluctuations in revenue. For example, in our sell-side advertising business, many advertisers allocate the largest portion of their budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing. We expect our sell-side revenue to continue to fluctuate based on seasonal factors that affect the advertising industry as a whole.

Segment Reporting
As further described below in "—Liquidity and Capital Resources – Going Concern", the Company has experienced a series of unexpected setbacks in the past two years. During 2025, the Company worked to reconstitute its prior business, target new customers and develop new products but was unable to achieve historical volumes. During the first quarter of 2026, and as now reflected in these consolidated financial statements retrospectively, the Company shifted its focus to driving intentional digital marketing spend with current and future customers historically classified by the Company as buy-side customers as well as new enterprise customers accessing the digital advertising market through its recently launched product - Ignition+. In connection with this shift in focus, the Company reassessed its reportable segments and determined that it has one reportable segment that is managed on a consolidated basis - digital advertising. The new focus to streamline operations is expected to enhance the customer experience and better reflects the economics of the Company's current business where revenues reflect primarily contracts for managed advertising campaigns which may or may not access curated publisher audiences managed by the Company's sell-side platform.

Buy-side advertising

New Customer Acquisitions

On the buy-side of our business, our customers consist of purchasers of programmatic advertising inventory (ad space). We serve the needs of about 195 small and mid-sized clients, consisting of advertising space buyers, including small and mid-sized companies, large advertising holding companies (which may manage several agencies), independent advertising agencies and mid-market advertising service organizations. We serve a variety of customers across multiple industries including travel/tourism (including DMOs), education, energy, consumer packaged goods, healthcare, financial services and other industries.

We are focused on increasing the number of customers that use our buy-side advertising businesses as their advertising partner. Our long-term growth and results of operations will depend on our ability to attract more customers, including DMOs, educational institutions and energy companies, across multiple geographies.

Expand Sales to Existing Customers

Our customers understand the independent nature of our platform and relentless focus on driving results based on ROI. Our value proposition is complete alignment across our entire digital supply platform beginning with the first dollar in and last dollar out. We are technology and media agnostic, and we believe our clients trust us to provide the best opportunity for success of their brands and businesses. As a result, our clients have been loyal, with approximately 90% client retention. In addition, we cultivate client relationships through our pipeline of managed and moderate serve clients that conduct campaigns through our platform. The managed services delivery model allows us to combine our technology with a highly personalized offering to strategically design and manage advertising campaigns.

Shift to Digital Advertising

Media has increasingly become more digital as a result of three key ongoing developments:
•Advances in technology with more sophisticated digital content delivery across multiple platforms;
•Changes in consumer behavior, including spending longer portions of the day using mobile and other devices; and
•Better audience segmentation with more efficient targeting and measurable results.

The resulting shift has enabled a variety of options for advertisers to efficiently target and measure their advertising campaigns across nearly every media channel and device. These efforts have been led by big- budgeted, large, multi-national corporations incentivized to cast a broad advertising net to support national brands.

Increased Adoption of Digital Advertising by Small-and Mid-Sized Companies

Only recently have small and mid-sized businesses begun to leverage the power of digital media in meaningful ways, as emerging technologies have enabled advertising across multiple channels in a highly localized nature. Campaign efficiencies yielding measurable results and higher advertising ROI, as well as the needs driven by global economic and supply chain challenges, have prompted these companies to begin utilizing digital advertising on an accelerated pace. We believe this market is rapidly expanding, and that small-to-mid-sized advertisers will continue to increase their digital spend.

Seasonality

In the advertising industry, companies commonly experience seasonal fluctuations in revenue. Historically, for our buy-side advertising business, the second and third quarters of the year reflect our highest levels of advertising activity and the first quarter reflects the lowest level of such activity. We expect our buy-side revenue to continue to fluctuate based on seasonal factors that affect the advertising industry as a whole.

Components of Our Results of Operations
Revenues
For the sell-side advertising business, we generate revenue by selling advertising inventory (digital ad units) that we purchase from publishers to advertisers through a process of monetizing ad impressions on our proprietary sell-side programmatic platform operating under the trademarked banner Colossus SSP. For the buy-side advertising business, we generate revenue from customers that enter into agreements with us to provide managed advertising campaigns, which include digital marketing and media services to purchase digital advertising space, data and other add-on features.

In connection with our analysis of principal-versus-agent considerations, we have evaluated the specified goods or services and considered whether we control the goods or services before they are provided to the customer, including the three indicators of control. Based upon this analysis and our specific facts and circumstances, we concluded that we are a principal for the goods or services sold through both our sell-side advertising business and buy-side advertising business. In the sell-side advertising business, we combine goods or services into a combined output that forms a single performance obligation to the end customer while on the buy-side advertising business, we control the specified goods or services before it is transferred to the end customer. Additionally, we are the primary obligor in the agreement with customers in both our sell-side advertising business and buy-side advertising business. Therefore, we report revenue on a gross basis inclusive of all supplier costs and pays suppliers for the cost of digital media, advertising inventory, data and any add-on services or features.

Our revenue recognition policies are discussed in more detail under “Critical Accounting Estimates and Related Policies.”

Cost of revenues
For the sell-side advertising business, we pay publishers a fee, which is typically a percentage of the value of the ad impressions monetized through our platform. Cost of revenues consists primarily of publisher media fees and data center co-location costs. Media fees include the publishing and real time bidding costs to secure advertising space. For the buy-side advertising business, cost of revenues consists primarily of digital media fees, third-party platform access fees, and other third-party fees associated with providing services to our customers.

Operating expenses
Operating expenses consist of compensation expenses related to our executive, sales, finance and administrative personnel (including salaries, commissions, stock-based compensation, bonuses, benefits and taxes); general and administrative expenses (including rent expense, professional fees, independent contractor costs, selling and marketing fees, administrative and operating system subscription costs, insurance, and amortization expense related to our intangible assets); and other expense (including transactions that are unusual in nature or which are occurring infrequently).
Other income (expense)
Other income. Other income includes income associated with recovery of receivables and other miscellaneous credit card rebates.
Interest expense. Interest expense is mainly related to our debt as further described below in “—Liquidity and Capital Resources.”
Loss on debt extinguishment On October 14, 2025, the Company and its lender executed an amendment to the debt agreement which was accounted for as a debt extinguishment, resulting in a loss from the write-off of unamortized deferred financing fees incurred through the date of the amendment as well as revaluation of the remaining debt. See Note 3 — Long-Term Debt to our consolidated financial statements.
Expenses for Equity Reserve Facility. Expenses are mainly related to our Equity Reserve Facility as further described below in "—Liquidity and Capital Resources."

Derecognition of tax receivable agreement liability. The Company derecognized its tax receivable agreement liability in connection with the full valuation allowance recorded on the Company's deferred tax assets.
Loss on settlement of accounts payable. The Company recognized a loss on settlement of liability associated with the issuance of Class A Common Stock through the Continuation Capital program that the Company initiated in 2025. See further description in “—Liquidity and Capital Resources.”

Loss on Exit Fee. The Company recognized a $3.6 million loss for the difference between the face value of the Series A Convertible Preferred Stock exchanged and the proceeds received by Lafayette upon the exchange. See Note 9 — Commitments and Contingencies to our consolidated financial statements.

Results of Operations
Comparison of the Years Ended December 31, 2025 and 2024
The following tables set forth our consolidated results of operations for the periods presented (in thousands). The period-to-period comparison of results is not necessarily indicative of results for future periods.

	Year Ended December 31,		Change
	2025	2024	Amount	%
Revenues	34,694	62,288	(27,594)	(44)%
Cost of revenues	24,275	44,897	(20,622)	(46)%
Gross profit	10,419	17,391	(6,972)	(40)%

Operating expenses	25,174	30,624	(5,450)	(18)%
Loss from operations	(14,755)	(13,233)	(1,522)	12%
Other expense, net	(12,968)	(542)	(12,426)	2293%
Loss before income taxes	(27,723)	(13,775)	(13,948)	101%
Income tax expense	—	6,132	(6,132)	(100)%
Net loss	$(27,723)	$(19,907)	$(7,816)	(39)%
Adjusted EBITDA (1)	$(11,067)	$(9,253)	$(1,814)	(20)%
_________________________________________________________
(1) For a definition of Adjusted EBITDA, an explanation of our management’s use of this measure, and a reconciliation of Adjusted EBITDA to net loss see “ – Non-GAAP Financial Measures.”
Revenues
Our revenues of $34.7 million in 2025 decreased by $27.6 million, or 44%, from $62.3 million in 2024. Buy-side revenue increased $2.7 million, or 10%, while sell-side advertising revenue decreased $30.3 million, or 85%, over fiscal year 2024. The increase in buy-side revenue of $2.7 million was due to growth from new customers of $7.4 million, including $6.0 million from customers in new verticals, partially offset by a $4.7 million decrease in spending from existing customers, including a $4.0 million decrease from customers no longer actively purchasing from the Company. The decrease in sell-side advertising revenue was primarily due to a decrease in impression inventory. The Company sold approximately 163 million average monthly impressions in 2025, a decrease of 85% from the prior period. Management attributes the cause of this decrease to the ongoing impacts of unexpected business disruption amongst our partners, advertisers and clients caused by multiple short attacks and a market-discredited blog post against our supply-side platform, Colossus SSP, in mid May 2024. Sell-side volumes have resumed but not yet at the levels experienced prior to the post in May 2024. During 2025, the Company worked to reconstitute its prior business, target new customers and develop new products for the sell-side business but was unable to achieve historical volumes. Beginning in 2026, the Company has shifted its focus to driving intentional digital marketing spend with current and future customers historically classified by the Company as buy-side customers as well as new enterprise customers accessing the digital advertising market through its recently launched product – Ignition+. During the first quarter of 2026, and as now reflected in these consolidated financial statements retrospectively, the Company reassessed its reportable segments and determined that it has one reportable segment that is managed on a consolidated basis - digital advertising.

Cost of revenues
Cost of revenues of $24.3 million in 2025 decreased by $20.6 million, or 46%, from $44.9 million in 2024. Sell-side advertising cost of revenues decreased $26.0 million, to $8.0 million, or 151% of sell-side revenue for the year ended December 31, 2025, compared to $34.1 million, or 96% of sell-side revenue, for the same period in 2024. The decrease in costs was primarily due to the related decrease in revenue, while the 55 percentage point increase as a percentage of revenue was due to fixed costs not decreasing at the same proportionate rate as the revenue decline. Fixed cost of sell-side revenues for the year ended December 31, 2025 of $3.5 million decreased by $1.3 million, or 27%, from fixed cost of sell-side revenues of $4.8 million for the same period in 2024. Buy-side advertising cost of revenues increased $5.4 million, to $16.2 million, or 55% of buy-side revenue, for the year ended December 31, 2025, compared to $10.8 million, or 41% of buy-side revenue, for the same period in 2024. See gross profit changes described in more detail below.

Gross profit
Gross profit was $10.4 million in 2025, or 30% of revenue, compared to $17.4 million, or 28% of revenue, in 2024, reflecting a decrease of $7.0 million or 40%. The change in margin for the year ended December 31, 2025 is attributable to the mix in revenue as our sell-side business has higher cost of revenues compared to our buy-side business, as well as the lower sell-side fixed costs related to server capacity, analytic, development and technology-related costs.

Sell-side advertising gross profit decreased $4.3 million for the year ended December 31, 2025 as compared to prior year, primarily due to the decrease in revenue partially offset by lower fixed costs. Sell-side advertising gross margin was (51)% and 4% for the years ended December 31, 2025 and 2024, respectively. Buy-side advertising gross profit decreased $2.7 million for the year ended December 31, 2025, as compared to the same period in the prior year. Buy-side advertising gross margin was 45% and 59% for the years ended December 31, 2025 and 2024, respectively, with the decrease in gross margin percentage due to higher cost to provide services to customers and the mix of services provided.

Operating expenses
The following table sets forth the components of operating expenses for the periods presented (in thousands):

	Year Ended December 31,		Change
	2025	2024	Amount	%
Compensation, taxes and benefits	$14,512	$16,402	$(1,890)	(12)%
General and administrative	10,662	14,222	(3,560)	(25)%
Total operating expenses	$25,174	$30,624	$(5,450)	(18)%
Compensation, taxes and benefits
Compensation, taxes and benefits of $14.5 million decreased by $1.9 million in 2025, or 12%, from $16.4 million in 2024. The decrease is primarily due to lower payroll costs resulting from a staff reduction made effective July 1, 2024 when we began to execute an internal reorganization plan that included a staff reduction, a pause on hiring and cost savings measures, which has lowered certain ongoing expenses that positively affected the current period.
General and administrative
General and administrative (“G&A”) expenses of $10.7 million in 2025 decreased from $14.2 million in 2024. G&A expenses as a percentage of revenue increased to 31% in 2025 compared to 23% in 2024. The decrease in G&A expenses was primarily due to lower professional fees, including $1.7 million in 2024 related to costs to regain compliance with respect to delinquent SEC filings, as well as lower sales and marketing expenses, consulting costs and travel expenses due to ongoing cost savings measures.
We expect to continue to invest in and incur additional expenses associated with our operation as a public company, including professional fees, investment in automation, and compliance costs associated with developing the requisite infrastructure required for internal controls. However, on July 1, 2024, we executed an internal reorganization plan that included a staff reduction, a pause on hiring and cost savings measures, which have lowered certain ongoing expenses.

Other expense, net
The following table sets forth the components of other expense, net for the periods presented (in thousands):

	Year Ended December 31,		Change
	2025	2024	Amount	%
Interest expense and amortization of deferred financing cost and debt discount (premium), net	$(5,203)	$(5,410)	$207	(4)%
Loss on debt extinguishment	(3,769)	—	(3,769)	nm
Loss on Exit Fee	(3,608)	—	(3,608)	nm
Loss on settlement of accounts payable	(267)	—	(267)	nm
Expenses and commitment shares for Equity Reserve Facility	(198)	(532)	334	(63)%
Other income	77	199	(122)	(61)%
Derecognition of tax receivable agreement liability	—	5,201	(5,201)	nm
Total other expense, net	$(12,968)	$(542)	$(12,426)	2293%
nm – not meaningful
Total other expense, net for the year ended December 31, 2025 and 2024 primarily consists of $5.2 million and $5.4 million, respectively, of interest expense and amortization of deferred financing cost and debt discount (premium), net. Interest expense and amortization of deferred financing cost and debt discount (premium), net decreased by $0.2 million compared to the prior period primarily due to a decrease in interest expense from the reduction of outstanding debt resulting from the conversion of debt to preferred stock in the second half of 2025 partially offset by the debt discount amortization and higher costs on the line of credit balance paid off with long term debt. Total other expense, net for the year ended December 31, 2025 also includes $3.8 million loss on debt extinguishment associated with the October 14, 2025 amendment to the Company's long term debt agreement and $3.6 million loss on Exit Fee (see Note 9 — Commitments and Contingencies to our consolidated financial statements). Total other expense, net for the year ended December 31, 2024 also includes $5.2 million relating to the derecognition of tax receivable agreement liability in connection with the full valuation allowance recorded on the Company's deferred tax assets.
Liquidity and Capital Resources
Going Concern
As discussed in Note 9 — Commitments and Contingencies to our consolidated financial statements, the Company has experienced significant disruption in its sell-side business due to a series of unexpected setbacks in the past two years, particularly in the sell-side. During 2025, the Company worked with its partners to achieve prior sell-side volume levels but was unable to achieve historical volumes. Despite these challenges, the Company was able to reduce expenses, pay off the matured Credit Agreement with a term loan from Lafayette Square (see Note 3 — Long-Term Debt to our consolidated financial statements), convert existing debt of $35.0 million to Series A Convertible Preferred Stock and establish an Equity Reserve Facility raising additional equity of $10.3 million through December 31, 2025. Additionally, the Company (1) incurred a net loss of $27.7 million for the year ended December 31, 2025 including the impact of the sell-side disruption described above, (2) reported an accumulated deficit of $27.7 million as of December 31, 2025, (3) reported cash and cash equivalents of $0.7 million and a working capital deficit of $21.7 million as of December 31, 2025, (4) owes its lender $16.0 million (combination of principal, accrued fees, interest and the Exit Fee described in Note 3 — Long-Term Debt to our consolidated financial statements) as of December 31, 2025, under the 2021 Credit Facility (as defined below) which matures in December 2026 and (5) despite demonstrating compliance with the Stockholders' Equity Rule on November 7, 2025 and the Bid Price Rule on February 12, 2026, remains subject to a discretionary Panel Monitor through November 7, 2026 for the Stockholders' Equity Rule and through February 12, 2027 for the Bid Price Rule. As reported in our consolidated financial statements, the Company believes that it is not in compliance with the Stockholders' Equity Rule as of December 31, 2025. These factors raise substantial doubt about the Company’s ability to continue as a going concern over the next twelve months.

The Company anticipates sources of liquidity to include cash on hand, cash flow from operations, cash generated from its sales under the Company's Equity Reserve Facility and cash generated from other potential sales of equity and/or debt securities and has taken several actions to address liquidity and performance concerns. Such plans include (1) a shift in focus to driving intentional digital marketing spend with current and future customers historically classified by the Company as buy-side customers as well as new enterprise customers accessing the digital advertising market through its recently launched product – Ignition+ allowing for further growth and a return to profitability and (2) refinancing the 2021

Credit Facility by raising additional funds in a registered or private offering. There can be no assurance that the Company’s actions will be successful or that additional financing will be available when needed or on acceptable terms.

Sources of Liquidity
The following table summarizes our cash and cash equivalents and working capital deficit on December 31, 2025 and 2024 (in thousands):

	December 31,
	2025	2024
Cash and cash equivalents	$728	$1,445
Working capital deficit	$(21,681)	$(4,815)
To fund our operations and service our debt thereafter and depending on our growth and results of operations, we have and may continue to raise additional capital through the issuance of additional equity and/or debt, which could have the effect of diluting our stockholders. Any future equity or debt financings may be on terms which are not favorable to us. As our credit facilities become due, we will need to repay, extend or replace such indebtedness. Our ability to do so will be subject to future economic, financial, business and other factors, many of which are beyond our control.
Lafayette Square
On December 3, 2021, the Company entered into the Term Loan and Security Agreement (as amended, unless the context indicates otherwise, the “2021 Credit Facility”) with Lafayette Square Loan Services, LLC (“Lafayette Square”) as administrative agent, and the various lenders thereto. The term loan under the 2021 Credit Facility initially provided for a term loan in the principal amount of up to $32.0 million, consisting of a $22.0 million closing date term loan (the “Term Loan”) and an up to $10.0 million delayed draw term loan (the “Delayed Draw Loan”). The loans under the 2021 Credit Facility are calculated using Term Secured Overnight Financing Rate (“Term SOFR”) with a credit spread adjustment of 0.10% per annum for interest periods of one month and 0.15% per annum for interest periods of three months. The loans under the 2021 Credit Facility bear interest at Term SOFR plus the applicable margin minus any applicable impact discount. The applicable margin under the 2021 Credit Facility is based on the consolidated total leverage ratio of the Company at a rate of 7.00% per annum if the consolidated total leverage ratio is less than or equal to 1.00 to 1.00 with gradual increases as the ratio increases up to 10.00% per annum if the consolidated total leverage ratio is greater than 3.50 to 1.00. The maturity date of the 2021 Credit Facility is December 3, 2026.
Quarterly installment payments on the Term Loan and the Delayed Draw Loan, due on the last day of each fiscal quarter, began March 31, 2022 with a final installment due December 3, 2026 for remaining balances outstanding under each loan. Each quarterly installment payment under the closing date term loan was $0.1 million from January 1, 2022 through December 31, 2023, and each quarterly installment payment thereafter until maturity is $0.3 million. Each quarterly installment payment under the Delayed Draw Loan was 0.625% of the amount of the Delayed Draw Loan through December 31, 2023, and each quarterly installment payment thereafter until maturity is 1.25% of the amount of the Delayed Draw Loan. At times, amendments to the 2021 Credit Facility have modified this payment schedule.
The 2021 Credit Facility contains customary affirmative and negative covenants, including restrictions on the ability to incur indebtedness, create certain liens, make certain investments, make certain dividends and other types of distributions, and enter into or undertake certain mergers, consolidations, acquisitions and sales of certain assets and subsidiaries. Current financial covenants as of and subsequent to December 31, 2025 include (1) a minimum unrestricted cash balance of $0.5 million, (2) minimum quarterly consolidated EBITDA of ($1.9 million) for the fiscal quarter ended March 31, 2026 and $0.5 million for each quarter thereafter, (3) minimum quarterly sell-side revenue of $2.5 million and $5.0 million for the fiscal quarters ended March 31, 2026 and thereafter, respectively, (4) maximum consolidated total leverage ratio of 3.50 to 1.00 for the quarter ended June 30, 2026 and 3.25 to 1.00 for each quarter thereafter and (5) minimum fixed charge coverage ratio of 1.25 to 1.00 for the quarter ended June 30, 2026 and 1.50 to 1.00 for each quarter thereafter. The Company was in compliance with the financial covenants under the Credit Agreement, as amended, as of December 31, 2025.
Prior to entering into the Fifth Amendment as defined below, the Company entered into the second, third and fourth amendments to the 2021 Credit Facility. On October 15, 2024, with an effective date of June 30, 2024, the Company and Lafayette Square entered into the Fifth Amendment (the “Fifth Amendment”) to the 2021 Credit Facility which among other things, (1) deferred quarterly installment payments on the Term Loan and the Delayed Draw Loan for the periods from June 30, 2024 through December 31, 2025, (2) required that the Company pay a commitment fee of 50 basis points or an amount of $0.1 million to Lafayette Square, (3) allowed proceeds from future equity raises by the Company, if any, to cure potential financial covenant noncompliance, (4) provided for one-month and three-month interest periods and (5) modified financial covenants. The Fifth Amendment was accounted for as a modification. In connection with the Fifth Amendment, fees paid to Lafayette Square totaling $0.1 million were capitalized and are being amortized to interest expense using the straight-line method, which approximates the effective interest method, over the life of the debt.
On December 27, 2024, the Company and Lafayette Square entered into the Sixth Amendment and Waiver (the “Sixth Amendment”) to the 2021 Credit Facility. Under the terms of the Sixth Amendment, among other changes, Lafayette Square extended a term loan equal to $6.0 million (the “Sixth Amendment Term Loan”). Lafayette Square and the Company agreed to use (1) $4.0 million out of the Sixth Amendment Term Loan to prepay the revolving credit notes under the Credit Agreement as defined below, and (2) $2.0 million to fund an interest reserve under the 2021 Credit Facility. The Sixth Amendment also (1) modified financial covenants, (2) requires Lafayette Square’s prior written consent for certain permitted dividends, including dividends to the Company’s shareholders and (3) waived certain existing events of default related to minimum EBITDA covenants. Lastly, a $3.0 million exit fee, which was fully earned upon execution of the Sixth Amendment and is payable directly to Lafayette Square at maturity or prepayment, was added to the term loan balance. The Sixth Amendment was accounted for as a modification. In connection with the Sixth Amendment, the $3.0 million exit fee was capitalized and amortized to interest expense using the straight-line method, which approximates the effective interest method, over the life of the debt, and fees paid to third parties totaling $0.1 million were expensed as incurred.
On August 8, 2025, the Company and Lafayette Square entered into the Seventh Amendment (the “Seventh Amendment”) which among other things, (1) provided for the conversion of $25.0 million of outstanding term loan obligations into newly issued shares of Series A Convertible Preferred Stock, (2) required the payment of a $1.0 million amendment closing fee and a $0.1 million amendment fee and (3) modified financial covenants. The Seventh Amendment also established a $25.0 million exit fee due upon redemption in full of the newly issued preferred stock with reduction in the amount of the exit fee outstanding for any amounts redeemed or converted. As Lafayette Square did not grant the Company a concession and the terms of the Seventh Amendment were not substantially different, the Seventh Amendment was accounted for prospectively as a modification and no gain or loss was recognized. The shares of Series A Convertible Preferred Stock were recognized at fair value of $21.4 million upon issuance (see Note 4 — Stockholders’ Deficit and Stock-Based Compensation to our consolidated financial statements) and the Company established the new effective interest rates based on the carrying value of the modified debt. The difference between the fair value of the shares of Series A Convertible Preferred Stock and the carrying value of the existing debt converted into Series A Convertible Preferred Stock is reflected as a debt premium.
On September 8, 2025, the Company and Lafayette Square entered into the Eighth Amendment (the “Eighth Amendment”) to the 2021 Credit Facility which among other things, Lafayette agreed to make a term loan in the principal amount equal to $3.8 million (the “Eighth Amendment Term Loan”) to repay in full the outstanding amounts owed under the Credit Agreement (as defined below). The Eighth Amendment also provided for a $0.1 million interest reserve and a less than $0.1 million amendment fee. The maturity date of the Eighth Amendment Term Loan was October 30, 2025 which was extended to October 30, 2026 on November 10, 2025 and later revised to September 30, 2026 pursuant to the Eleventh Amendment (as described below). The Eighth Amendment was accounted for prospectively as a modification and no gain or loss was recognized. The Company established the new effective interest rate based on the carrying value of the modified debt.
On October 14, 2025, the Company and Lafayette Square entered into the Ninth Amendment (the “Ninth Amendment”) to the 2021 Credit Facility which among other things, (1) provided for the conversion of $10.0 million of outstanding term loan obligations, including the $3.0 million exit fee established by the Sixth Amendment, into 10,000 newly issued shares of Series A Convertible Preferred Stock, (2) required the payment of a $3.5 million amendment closing fee at maturity, (3) modified financial covenants, (4) requires prepayments when the Company has an aggregate cash balances in excess of $2.5 million, (5) increases the Seventh Amendment exit fee from $25.0 million to $35.0 million and (6) waives any noncompliance with covenants as of September 30, 2025.
On October 28, 2025, the Company and Lafayette Square entered into the Tenth Amendment (the "Tenth Amendment") to the 2021 Credit Facility which among other things, allows the Company to request that Lafayette Square exchange and/or convert (each, an "Exchange"), in whole or in part, shares of Series A Convertible Preferred Stock into shares of Class A Common Stock; provided, that Lafayette Square is permitted to decline any such request. The Tenth Amendment provides that the ratio for each Exchange shall be, for each share of Series A Convertible Preferred Stock so exchanged, the quotient of (1) the Accumulated Conversion Value (as defined in the Certificate of Designation for the Series A Convertible Preferred Stock) attributable to such share of Series A Convertible Preferred Stock, divided by (2) the volume-weighted average price of the Class A Common Stock for the 20-trading day trailing period immediately preceding the delivery of the notice pursuant to the procedures set forth in the Tenth Amendment, rounded down to the nearest whole share. The Company and Lafayette Square also agreed to modify the terms related to the Exit Fee such that the amount of the exit fee outstanding is also reduced for any proceeds received by Lafayette Square in connection with such exchanges pursuant to the Tenth Amendment. Finally, the Tenth Amendment removes the requirement for the Company to make a prepayment of the loans under the 2021 Credit Facility with any proceeds received from the sale of Series A Convertible Preferred Stock and provides for certain other technical amendments to the 2021 Credit Facility to permit the Exchange. The Tenth Amendment also provided for a less than $0.1 million amendment fee.
As the Ninth Amendment and Tenth Amendment were executed shortly after one another, they were evaluated together for purposes of assessing the transactions under relevant guidance and accounted for as a debt extinguishment. As a result, the Company recognized a $3.8 million loss on early debt extinguishment in the fourth quarter of fiscal 2025. The Series A Convertible Preferred Stock issued in connection with the Ninth Amendment was recognized at its fair value of $9.7 million upon issuance (see Note 4 — Stockholders’ Deficit and Stock-Based Compensation to the consolidated financial statements), and the Company established the new effective interest rates for the new debt based on the fair value of the debt.
On January 27, 2026, the Company and Lafayette Square entered into the Eleventh Amendment (the “Eleventh Amendment”) to the 2021 Credit Facility which among other things, (1) modified financial covenants effective December 31, 2025, (2) required the payment of a $4.0 million amendment closing fee which allows Lafayette Square to recover the Exit Fee accrued by the Company in the quarter ended December 31, 2025 and (3) modified the principal payment schedule for the outstanding loans under the Term Loan Facility and clarified that the maturity date of the Eighth Amendment Term Loan is September 30, 2026.
At the Company's option, the Company may at any time prepay the outstanding principal balance of the 2021 Credit Facility in whole or in part, without fee, penalty or premium other than the $3.5 million amendment closing fee and the $4.0 million amendment closing fee due at maturity or prepayment, as defined under the Ninth Amendment and the Eleventh Amendment, respectively. The obligations under the 2021 Credit Facility are secured by senior, first-priority liens on all or substantially all assets of the Company. As a result of entering into the Ninth and Tenth Amendments and the resulting debt extinguishment treatment, the Company recognized a $3.8 million loss on early debt extinguishment in the fourth quarter of fiscal 2025, primarily related to the write-off of $3.5 million of deferred financing costs and $3.0 million of debt premium, the expensing of $3.5 million of lender fees associated with the Ninth Amendment, partially offset by a $0.2 million gain on extinguishment representing the difference between the reacquisition price and the net carrying amount of the extinguished debt. Unamortized deferred financing costs as of December 31, 2025 and 2024 were $0.1 million and $4.2 million, respectively. Unamortized debt discount as of December 31, 2025 and 2024 was $0.2 million and $1.7 million, respectively. Accrued and unpaid interest was $0.8 million and $0 as of December 31, 2025 and 2024, respectively. Accrued and unpaid fees were $1.2 million and $0 as of December 31, 2025 and 2024, respectively.
Equity Reserve Facility
On October 18, 2024, the Company entered into a Share Purchase Agreement (as amended the “Purchase Agreement” and the facility as a whole, the "Equity Reserve Facility") with New Circle Principal Investments LLC, a Delaware limited liability company (“New Circle”), and subsequently entered into an amendment with New Circle on October 24, 2025 (the “Amendment”) pursuant to which New Circle has committed to purchase, subject to certain limitations, up to $100 million (the “Total Commitment”) of the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”). Under the applicable Nasdaq rules, the Company was not permitted to issue to New Circle under the Purchase Agreement more than 19.99% of the shares of all classes of the Company’s common stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) the Company obtained stockholder approval to issue shares of its Class A Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average purchase price per share paid by New Circle for all shares of the Company’s Class A Common Stock, if any, that the Company elected to sell to New Circle under the Purchase Agreement equaled or exceeded certain minimums permitted under the rules of the Nasdaq Stock Market. The purchase price of the shares that may be sold to New Circle under the Purchase Agreement is based on an agreed upon fixed discount to the market price of our Class A Common Stock as computed under the Purchase Agreement. On December 27, 2024, October 13, 2025 and December 30, 2025, the Company’s stockholders approved the issuance and sale of up to 38,636, 227,272 and 454,545 shares, respectively, above the Exchange Cap to New Circle under the Purchase Agreement.
As consideration for New Circle’s irrevocable commitment to purchase shares of the Company’s Class A Common Stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, the Company paid New Circle structuring and legal fees of less than $0.1 million. In addition, the Company issued 285 shares of the Company’s Class A Common Stock to New Circle in October 2024, and an incremental 454 shares of the Company’s Class A Common Stock on October 24, 2025 in connection with the Amendment. The Company sold 7,182 shares of the Company's Class A Common Stock for $3.0 million during the year ended December 31, 2024. During the year ended December 31, 2025, the Company sold 108,451 shares of the Company's Class A Common Stock for $7.3 million. During the year ended December 31, 2025, the Company incurred incremental issuance costs, which were expensed in the consolidated statements of operations, given the nature of the Equity Reserve Facility. Subsequent to December 31, 2025 and through the date of this report, the Company sold 216,250 shares of the Company's Class A Common Stock for $1.2 million.
The Purchase Agreement will automatically terminate on the earliest of (i) the 36-month anniversary of the Purchase Agreement, (ii) the date on which New Circle shall have made payment to the Company for Class A Common Stock equal to the Total Commitment or (iii) the date any statute, rule, regulation, executive order, decree, ruling or injunction that would prohibit any of the transactions contemplated by the Purchase Agreement goes into effect. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to New Circle so long as (a) there are no outstanding purchase notices under which our Class A Common Stock have yet to be issued and (b) the Company has paid all amounts owed to New Circle pursuant to the Purchase Agreement. The Company and New Circle may also agree to terminate the Purchase Agreement by mutual written consent.
Continuation Capital Settlement Agreement
On November 20, 2025, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with Continuation Capital, Inc. (“Continuation Capital”), pursuant to which we agreed to issue up to 227,272 shares of Class A Common Stock (the “Exchange Shares”) in exchange for the release of certain claims held by Continuation Capital related to third party vendor payables separately assigned to Continuation Capital in the amount of $3 million. The Exchange Shares will be sold to Continuation Capital at a price of 76% of the lower of (a) the volume weighted average sale price of the Class A Common Stock on Nasdaq during the “Valuation Period,” which is the five day trading period, inclusive of the day of the share request under the Settlement Agreement, which will be extended as necessary to account for multiple tranches of issuances or (b) the average of the four lowest of the most recent five closing prices during the Valuation Period, as defined in the Settlement Agreement. Additionally, as partial consideration for the entry into the Settlement Agreement, the Company paid Continuation Capital a settlement fee of 431 shares of Class A Common Stock. The Settlement Agreement was approved on November 21, 2025 by a court following a hearing held on that same date. Accordingly, the issuance of securities under the Settlement Agreement will be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 3(a)(10) thereunder. From the date of the Settlement Agreement was executed through December 31, 2025, $0.7 million has been paid to third party vendors and 52,291 shares have been issued pursuant to the Settlement Agreement. Subsequent to December 31, 2025 through the date of this report, $0.9 million has been paid to third party vendors and 152,041 shares have been issued pursuant to the Settlement Agreement.
Historical Cash Flows
The following table sets forth our cash flows for the years ended December 31, 2025 and 2024 (in thousands):

	Year Ended December 31,
	2025	2024
Net cash used in operating activities	$(8,907)	$(8,648)
Net cash used in investing activities	(87)	(17)
Net cash provided by financing activities	8,277	4,994
Net decrease in cash and cash equivalents	$(717)	$(3,671)
Our cash and cash equivalents at December 31, 2025 were held for working capital and general corporate purposes. The decrease in cash and cash equivalents compared with December 31, 2024, primarily resulted from $8.9 million in cash flows used in operating activities partially offset by $8.3 million in cash flows from investing activities.
Operating Activities
Cash provided by operating activities has typically been generated from net income and by changes in our operating assets and liabilities, particularly in the areas of accounts receivable and accounts payable and accrued expenses, adjusted for certain non-cash and non-operating expense items such as depreciation, amortization, stock-based compensation and deferred income taxes.
In 2025, net cash flows used in operating activities were $8.9 million and consisted of net loss of $27.7 million, $15.7 million in adjustments for non-cash and non-operating items and $3.1 million of cash inflows from working capital.

Adjustments for non-cash and non-operating items mainly consisted of depreciation and amortization expense of $5.5 million, loss on debt extinguishment of $3.8 million, loss on Exit Fee of $3.6 million, stock-based compensation expense of $1.5 million, interest paid in kind of $1.1 million and loss on settlement of accounts payable of $0.3 million.
The $3.1 million increase in cash resulting from changes in working capital primarily consisted of $1.8 million decrease in accounts receivable, a $0.9 million increase in accounts payable and a $0.6 million increase in accrued liabilities and TRA payable, partially offset by a $0.2 million decrease in operating lease liability. The decrease in accounts receivable is mainly due to the reduction in revenue for the year and the increase in accounts payable and accrued liabilities is mainly due to the debt refinancing which extended payment terms on certain fees and interest as described in Note 3 — Long-Term Debt to our consolidated financial statements.
In 2024, net cash flows used in operating activities were $8.6 million and consisted of net loss of $19.9 million, $7.1 million in adjustments for non-cash and non-operating items and $4.1 million of cash inflows from working capital. Adjustments for non-cash and non-operating items mainly consisted of $6.1 million of deferred tax expense, depreciation and amortization expense of $3.5 million, stock-based compensation expense of $1.6 million, provision for credit losses of $0.6 million and expense and commitment shares for the Equity Reserve Facility of $0.5 million partially offset by $5.2 million for the derecognition of the tax receivable agreement liability.
The $4.1 million increase in cash resulting from changes in working capital primarily consisted of $31.6 million decrease in accounts receivable partially offset by a $26.3 million decrease in accounts payable. The decrease in accounts receivable and accounts payable is mainly due to reduction in revenue and related cost of revenues for the year.
Investing Activities
Our investing activities to date have consisted primarily of purchases of software, office furniture and leasehold improvements.
In 2025 and 2024, net cash flows used in investing activities of less than $0.1 million were primarily related to software enhancements, office furniture and leasehold improvements.
Financing Activities
In 2025, net cash from financing activities was $8.3 million mainly resulting from $8.7 million of proceeds from issuance of Class A Common Stock under the Equity Reserve Facility and $3.8 million proceeds from term loan partially offset by $3.7 million for payments on the line of credit and $0.3 million for payments on the financed insurance premiums.
In 2024, net cash from financing activities was $5.0 million mainly resulting from $4.0 million proceeds from notes payable, $0.7 million net draws on the Credit Agreement and $1.6 million from issuance of Class A Common Stock partially offset by $0.9 million payment of tax related to shares withheld upon vesting of restricted stock units.
Contractual Obligations and Future Cash Requirements
As of December 31, 2025, our principal contractual obligations expected to give rise to material cash requirements consist of the 2021 Credit Facility, the Credit Agreement and non-cancelable leases for our various facilities. We anticipate that the future minimum payments related to our current indebtedness over the next five years will be $12.3 million in 2026, less than $0.1 million in each of 2027, 2028, 2029 and 2030, and $0.1 million thereafter, assuming we do not refinance our indebtedness or enter into a new revolving credit facility. The leases will require minimum payments of $0.3 million in 2026, $0.3 million in 2027, $0.2 million in 2028, $0.2 million in 2029, less than $0.1 million in 2030 and less than $0.1 million thereafter. As of December 31, 2025, we had cash and cash equivalents of $0.7 million.
Non-GAAP Financial Measures
In addition to our results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), including, in particular operating income, net cash provided by operating activities, and net income, we believe that earnings before interest, taxes, depreciation and amortization, as adjusted for stock-based compensation, expenses and commitment shares for the Equity Reserve Facility, losses on debt extinguishment, Exit Fee and settlement of accounts payable and derecognition of tax receivable agreement liability (“Adjusted EBITDA”), a non-GAAP measure, is useful in evaluating our operating performance. The most directly comparable GAAP measure to Adjusted EBITDA is net income.

The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods presented (in thousands):

	Year Ended December 31,
	2025	2024
Net loss	$(27,723)	$(19,907)
Add back (deduct):
Interest expense and amortization of deferred financing cost and debt discount (premium), net	5,203	5,410
Amortization of intangible assets	1,879	1,954
Stock-based compensation	1,470	1,552
Depreciation and amortization of property, equipment and software	262	275
Loss on debt extinguishment	3,769	—
Loss on Exit Fee	3,608	—
Loss on settlement of accounts payable	267	—
Expenses and commitment shares for Equity Reserve Facility	198	532
Income tax expense	—	6,132
Derecognition of tax receivable agreement liability	—	(5,201)
Adjusted EBITDA	$(11,067)	$(9,253)

In addition to operating income and net income, we use Adjusted EBITDA as a measure of operational efficiency. We believe that this non-GAAP financial measure is useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results for the following reasons:
•Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as depreciation and amortization, interest expense, provision for income taxes, stock-based compensation, derecognition of tax receivable agreement liability, and certain one-time items such as acquisition transaction costs, losses from financing activities and costs for the Equity Reserve Facility that can vary substantially from company to company depending upon their financing, capital structures and the method by which assets were acquired;
•Our management uses Adjusted EBITDA in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance; and
•Adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.
Our use of this non-GAAP financial measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP.
Critical Accounting Estimates and Related Policies
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. The Company bases its estimates on past experiences, market conditions, and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis. The Company uses estimates to determine many reported amounts, including but not limited to gross vs net assessment in revenue recognition, recoverability of goodwill and long-lived assets, useful lives used in amortization of intangibles, income taxes and valuation allowances as well as stock-based compensation.

Revenue recognition
The Company recognizes revenue using the following five steps: 1) identification of a contract with a customer; 2) identification of the performance obligation(s) in the contract; 3) determination of the transaction price; 4) allocation of the transaction price to the performance obligation(s) in the contract; and 5) recognition of revenue when, or as, the performance obligation(s) are satisfied. The Company’s revenues are derived primarily from two sources: sell-side advertising and buy-side advertising. The Company maintains agreements with its customers in the form of written service agreements, which set out the terms of the relationship, including payment terms (typically 30 to 90 days).

For the sell-side advertising business, the Company generates revenue by selling advertising inventory (digital ad units) that the Company purchases from publishers to advertisers through a process of monetizing ad impressions on the Company’s proprietary sell-side programmatic platform operating under the trademarked banner Colossus SSP. For the buy-side advertising business, the Company generates revenue from customers that enter into agreements with the Company to provide managed advertising campaigns, which include digital marketing and media services to purchase digital advertising space, data and other add-on features.

In connection with the Company’s analysis of principal-versus-agent considerations, the Company has evaluated the specified goods or services and considered whether the Company controls the goods or services before they are provided to the customer, including the three indicators of control. Based upon this analysis and the Company’s specific facts and circumstances, the Company concluded that it is a principal for the goods or services sold through both the Company’s sell-side advertising business and buy-side advertising business. On the sell-side advertising business, the Company combines goods or services into a combined output that forms a single performance obligation to the end customer while on the buy-side advertising business, the Company controls the specified goods or services before it is transferred to the end customer. Additionally, the Company is the primary obligor in the agreement with customers in both the Company’s sell-side advertising business and buy-side advertising business. Therefore, the Company reports revenue on a gross basis inclusive of all supplier costs and pays suppliers for the cost of digital media, advertising inventory, data and any add-on services or features.

In the advertising industry, companies commonly experience seasonal fluctuations in revenue. For example, in our sell-side advertising business, many advertisers allocate the largest portion of their budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing while, in our buy-side business, the second and third quarters of the year reflect our highest levels of advertising activity and the first quarter reflects the lowest level of such activity.

Sell-side advertising

The Company partners with publishers to sell advertising inventory to the Company’s Colossus Media-curated clients and the open markets (collectively referred to as “buyers”) seeking to access the general market as well as unique multi-cultural audiences. The Company generates revenue from the delivery of targeted digital media solutions, enabling advertisers to connect intelligently with their audiences across online display, video, social and mobile mediums using its proprietary programmatic SSP. The Company refers to its publishers, app developers, and channel partners collectively as its “publishers”. The Company’s platform allows the Company to sell, in real time, ad impressions from publishers to buyers and provides automated inventory management and monetization tools to publishers across various device types and digital ad formats. The Company recognizes revenue at a point in time when an ad is delivered or displayed in response to a winning bid request from ad buyers.

Cash payments made to customers to support integration efforts and long-term contracts are recorded to prepaid expenses or other long-term assets (other assets) and amortized to revenue over the term of the contract. The Company recorded these cash payments in prepaid expenses and other current assets for $0.3 million and $0 and in other long-term assets for $0.1 million and $0 as of December 31, 2025 and 2024, respectively. During the years ended December 31, 2025 and 2024, other assets amortized were $0.1 million and $0, respectively.

Buy-side advertising

The Company purchases media based on the budget established by its customers with a focus on leveraging data services, customer branding, real-time market analysis and micro-location advertising. The Company offers its services on a fully managed basis, which is recognized over time using the output method when the performance obligation is fulfilled. An “impression” is delivered when an advertisement appears on pages viewed by users. The performance obligation, consisting of a series of distinct services, is satisfied over time as the volume of impressions are delivered up to the contractual maximum. Many customers run several different campaigns throughout the year to capitalize on different seasons, special events and other happenings at their respective regions and localities. The Company provides digital advertising and media buying capabilities with a focus on generating measurable digital and financial life for its customers.
Revenue arrangements are evidenced by a fully executed insertion order (“IO”), a master service agreement (“MSA”) and/or a statement of work ("SOW") covering the scope of work to be accomplished and could be a combination of marketing execution tactics. Generally, IOs specify the number and type of advertising metrics to be delivered over a specified time at an agreed upon price under payment models commonly referred to as CPM (cost per impression) or CPC (cost per click). The majority of the Company’s contracts are flat-rate, fee-based contracts and may include provisions for management, agency or other professional fees.
Cash payments received prior to the Company’s delivery of its services are recorded to deferred revenue until the performance obligation is satisfied. The Company recorded deferred revenue (contract liabilities) to account for billings in excess of revenue recognized, primarily related to contractual minimums billed in advance and customer prepayment, of $0.5 million and $0.5 million as of December 31, 2025 and 2024, respectively. Revenue recognized during 2025 and 2024 from amounts included within the deferred revenue balances at the beginning of each respective period amounted to $0.5 million and $0.4 million, respectively.
Accounting Standards Codification ("ASC") 606 provides various optional practical expedients. The Company elected the use of the practical expedient relating to the disclosure of remaining performance obligations within a contract and will not disclose remaining performance obligations for contracts with an original expected duration of one year or less.
Goodwill
As of December 31, 2025 and 2024, goodwill was $6.5 million, including amounts related to acquisitions in 2018 and in 2020. The goodwill is deductible for tax purposes and is assessed for impairment at least annually (December 31) starting with a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, such as changes in our management, strategy and primary user base. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then a quantitative goodwill impairment analysis is performed. Depending upon the results of the quantitative measurement, the recorded goodwill may be written down and an impairment expense is recorded in the consolidated statements of operations when the carrying amount of the reporting unit exceeds the fair value of the reporting unit. Goodwill is tested annually for impairment or more frequently upon the occurrence of a triggering event. The carrying value of the Company's sell-side reporting unit was negative as of December 31, 2025. Goodwill of $1.2 million as of December 31, 2025 is allocated to the sell-side reporting unit. The remaining goodwill of $5.3 million is allocated to our buy-side reporting unit. There was no accumulated goodwill impairment as of December 31, 2025 and 2024.

Intangible assets, net
Intangible assets consist of customer relationships, trademarks and non-compete agreements. Intangible assets are recorded at fair value at the time of their acquisition and are stated within the consolidated balance sheets net of accumulated amortization. Intangible assets are amortized on a straight-line basis over their estimated useful lives and recorded as amortization expense within general and administrative expenses in the consolidated statements of operations. The Company’s intangible assets are being amortized over their estimated useful lives, using the straight-line method with non-compete agreements over 5 years and other intangibles over 10 years.
Impairment of long-lived assets
The Company evaluates the recoverability of long-lived assets, including property, equipment and software costs and intangible assets if facts or circumstances indicate that any of those assets might be impaired. ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows to determine if a write-down to fair value is necessary. No impairment loss was recognized during the years ended December 31, 2025 and 2024.
Stock-based compensation
Stock-based compensation cost for options and restricted stock units (“RSU”) awarded to employees and directors is measured at the grant date based on the calculated fair value of the award and is recognized as an expense over the requisite service period (generally the vesting period of the equity grant). Contingently issued awards with a requisite service period that precedes the grant date are measured and recognized at the start of the requisite service period and remeasured each reporting period until the grant date.
The Company estimates the fair value of RSUs based on the closing price of the Company’s common stock on the date of the grant. The Company estimates the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the Company’s stock price, as well as assumptions regarding the expected common stock price volatility over the term of the stock options, the expected term of the stock options, risk-free interest rates and the expected dividend yield. The risk-free interest rate is derived using the U.S. Treasury yield curve in effect at date of grant. Other assumptions are based on historical experience and activity. The Company considers an estimated forfeiture rate for stock options based on historical experience and the anticipated forfeiture rates during the future contract life.
Income taxes
In February 2022, concurrent with its organizational transactions, the Company entered into a tax receivable agreement (“Tax Receivable Agreement” or “TRA”) with DDH LLC and Direct Digital Management, LLC (“DDM”). The TRA provides for certain income (loss) allocations between the Company and DDH LLC under the agreement. DDH LLC is a limited liability company, is treated as a partnership for federal income tax purposes and generally is not subject to any entity-level U.S. federal income tax and certain state and local income taxes. Any taxable income or loss generated by the Company is allocated to holders of LLC units (“LLC Units”) in accordance with the Second Amended and Restated Limited Liability Company Agreement (“LLC Agreement”), and distributions to the owners of LLC Units in an amount sufficient to fund their tax obligations. The Company is subject to U.S. federal income taxes, in addition to state and local income taxes with respect to its allocable share of any taxable income or loss under the LLC Agreement. Pursuant to the Company’s election under Section 754 of the Internal Revenue Code (the “Code”), the Company expects to obtain an increase in its share of the tax basis in the net assets of DDH, LLC when LLC Units are exchanged by the members of DDH, LLC. The Company made an election under Section 754 of the Code for each taxable year in which an exchange of LLC interest occurred. During the year ended December 31, 2025, members of DDM exchanged 7,240 shares of Class B Common Stock into shares of Class A Common Stock. No shares were exchanged during the year ended December 31, 2024.
Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The establishment of a valuation allowance requires significant judgment and is impacted by various estimates. Both positive and negative evidence, as well as the objectivity and verifiability of that evidence, is considered in determining the appropriateness of recording a valuation allowance on deferred tax assets.
Recent Accounting Pronouncements
See Note 2 — Basis of Presentation and Consolidation and Summary of Significant Accounting Policies to our consolidated financial statements for accounting pronouncements recently adopted and accounting pronouncements not yet adopted.

Exhibit 99.1
DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
F-i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Direct Digital Holdings, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Direct Digital Holdings, Inc. (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered significant disruption in its sell-side business and, among other things, has limited funds to meet certain upcoming obligations which, collectively, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, P.C.
We have served as the Company’s auditor since 2024.
New York, New York
March 31, 2026, except for the effects of the April reverse stock split described in Note 2 and change in reportable segments described in Notes 1, 2, and 7, as to which the date is May 21, 2026.

DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)

	December 31,
	2025	2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$728	$1,445
Accounts receivable, net of provision for credit losses of $944 and $978	3,126	4,973
Prepaid expenses and other current assets	890	2,117
Total current assets	4,744	8,535

Property, equipment and software, net	166	341
Goodwill	6,520	6,520
Intangible assets, net	7,852	9,730
Operating lease right-of-use assets	702	832
Other long-term assets	172	48
Total assets	$20,156	$26,006

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$7,820	$7,657
Accrued liabilities	2,164	1,257
Accrued liabilities - related party	3,663	—
Liability related to tax receivable agreement, current portion	41	41
Current maturities of long-term debt	—	3,700
Current maturities of long-term debt - related party	12,003	—
Deferred revenues	513	507
Operating lease liabilities, current portion	221	188
Total current liabilities	26,425	13,350

Long-term debt, net of current portion, deferred financing cost and debt discount	146	31,603
Operating lease liabilities, net of current portion	608	783
Total liabilities	27,179	45,736

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS’ DEFICIT
Series A Convertible Preferred Stock, $0.001 par value per share, 10,000,000 shares authorized, 27,077 and 0 shares issued and outstanding, respectively	—	—
Class A Common Stock, $0.001 par value per share, 760,000,000 and 160,000,000 shares authorized, respectively, 331,076 and 24,775 shares issued and outstanding, respectively	—	—
Class B Common Stock, $0.001 par value per share, 20,000,000 shares authorized, 42,160 and 49,400 shares issued and outstanding	—	—
Additional paid-in capital	25,812	3,786
Accumulated deficit	(27,720)	(8,774)
Noncontrolling interest	(5,115)	(14,742)
Total stockholders’ deficit	(7,023)	(19,730)
Total liabilities and stockholders’ deficit	$20,156	$26,006
See accompanying notes to the consolidated financial statements.

DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share data)

	For the Year Ended December 31,
	2025	2024
Revenues	$34,694	$62,288
Cost of revenues	24,275	44,897
Gross profit	10,419	17,391

Operating expenses
Compensation, taxes and benefits	14,512	16,402
General and administrative	10,662	14,222
Total operating expenses	25,174	30,624
Loss from operations	(14,755)	(13,233)

Other income (expense)
Other income	77	199
Expenses and commitment shares for Equity Reserve Facility	(198)	(532)
Loss on settlement of accounts payable	(267)	—
Loss on debt extinguishment	(3,769)	—
Loss on Exit Fee	(3,608)	—
Derecognition of tax receivable agreement liability	—	5,201
Interest expense and amortization of deferred financing cost and debt discount (premium), net	(5,203)	(5,410)
Total other expense, net	(12,968)	(542)

Loss before income taxes	(27,723)	(13,775)
Income tax expense	—	6,132
Net loss	$(27,723)	$(19,907)

Net loss attributable to noncontrolling interest	(8,777)	(13,671)
Net loss attributable to Direct Digital Holdings, Inc.	$(18,946)	$(6,236)

Net loss per common share attributable to Direct Digital Holdings, Inc.:
Basic	$(303.16)	$(365.04)
Diluted	$(303.16)	$(365.04)

Weighted-average number of shares of common stock outstanding:
Basic	77	17
Diluted	77	17
See accompanying notes to the consolidated financial statements.

DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(in thousands except share data)

	Preferred Stock		Common Stock					Accumulated Deficit	Noncontrolling Interest	Stockholders’ (Deficit)
	Series A Convertible		Class A		Class B
	Units	Amount	Units	Amount	Units	Amount	APIC
Balance, January 1, 2024	—	$—	15,813	$—	49,400	$—	$3,081	$(2,538)	$(5,962)	$(5,419)
Stock-based compensation	—	—	—	—	—	—	1,552	—	—	1,552
Issuance related to vesting of restricted stock units, net of tax withholdings	—	—	944	—	—	—	(327)	—	—	(327)
Warrants exercised	—	—	177	—	—	—	215	—	—	215
Stock options exercised	—	—	57	—	—	—	92	—	—	92
Issuance of stock in lieu of cash bonus, net of tax withholdings	—	—	317	—	—	—	906	—	—	906
Commitment shares issued in connection with the Equity Reserve Facility	—	—	285	—	—	—	150	—	—	150
Issuance pursuant to the Equity Reserve Facility	—	—	7,182	—	—	—	3,008	—	—	3,008
Net loss	—	—	—	—	—	—	—	(6,236)	(13,671)	(19,907)
Noncontrolling interest rebalancing	—	—	—	—	—	—	(4,891)	—	4,891	—
Balance, December 31, 2024	—	$—	24,775	$—	49,400	$—	$3,786	$(8,774)	$(14,742)	$(19,730)
Stock-based compensation	—	—	—	—	—	—	1,470	—	—	1,470
Issuance related to vesting of restricted stock units, net of tax withholdings	—	—	1,070	—	—	—	—	—	—	—
Issuance pursuant to the Equity Reserve Facility	—	—	108,451	—	—	—	7,316	—	—	7,316
Exchange of Class B to Class A Common Stock	—	—	7,240	—	(7,240)	—	(1,955)	—	1,955	—
Issuance of Series A Convertible Preferred Shares	35,000	—	—	—	—	—	30,748	—	—	30,748
Exchange of Series A Convertible Preferred Shares for Class A Common Stock	(7,923)	—	136,364	—	—	—	—	—	—	—
Commitment shares issued in connection with the Equity Reserve Facility	—	—	454	—	—	—	10	—	—	10
Settlement of accounts payable through issuance of common stock including commitment shares	—	—	52,722	—	—	—	941	—	—	941
Preferred dividends accrued	—	—	—	—	—	—	(55)	—	—	(55)
Net loss	—	—	—	—	—	—	—	(18,946)	(8,777)	(27,723)
Noncontrolling interest rebalancing	—	—	—	—	—	—	(16,449)	—	16,449	—
Balance, December 31, 2025	27,077	$—	331,076	$—	42,160	$—	$25,812	$(27,720)	$(5,115)	$(7,023)
See accompanying notes to the consolidated financial statements.

DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Year Ended December 31,
	2025	2024
Cash Flows Used In Operating Activities:
Net loss	$(27,723)	$(19,907)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing cost and debt discount (premium), net	3,162	1,092
Amortization of intangible assets	1,879	1,954
Reduction in carrying amount of right-of-use assets	182	156
Depreciation and amortization of property, equipment and software	262	275
Stock-based compensation	1,470	1,552
Deferred income taxes	—	6,132
Derecognition of tax receivable agreement liability	—	(5,201)
Loss on debt extinguishment	3,769	—
Loss on Exit Fee	3,608	—
Loss on settlement of accounts payable	267	—
Interest paid in kind	1,100	—
Commitment shares and expenses for Equity Reserve Facility	—	532
Provision for credit losses/bad debt expense	6	619
Changes in operating assets and liabilities:
Accounts receivable	1,841	31,615
Prepaid expenses and other assets	(27)	(60)
Accounts payable	911	(26,269)
Accrued liabilities and TRA payable	638	(1,103)
Income taxes payable	(65)	(34)
Deferred revenues	6	126
Operating lease liability	(193)	(127)
Net cash used in operating activities	(8,907)	(8,648)

Cash Flows Used In Investing Activities:
Cash paid for capitalized software and property and equipment	(87)	(17)
Net cash used in investing activities	(87)	(17)

Cash Flows Provided by Financing Activities:
Proceeds from note payable	3,804	4,000
Payments on term loan	—	(373)
Proceeds from line of credit	—	6,700
Payments on line of credit	(3,700)	(6,000)
Payment of expenses for Equity Reserve Facility	(198)	(382)
Payment of deferred financing cost	—	(26)
Proceeds from issuance of Class A Common Stock	8,688	1,646
Payments on financed insurance premiums	(317)	—
Payment of tax related to shares withheld upon vesting	—	(878)
Proceeds from options exercised	—	92
Proceeds from warrants exercised	—	215
Net cash provided by financing activities	8,277	4,994

Net decrease in cash and cash equivalents	(717)	(3,671)
Cash and cash equivalents, beginning of the period	1,445	5,116
Cash and cash equivalents, end of the period	$728	$1,445

Supplemental Disclosure of Cash Flow Information:
Cash paid for taxes	$3	$388
Cash paid for interest	$835	$4,300

Non-cash Activities:
Conversion of term loan into preferred stock net of premium	$30,748	$—
Accrued term loan amendment closing fees	$—	$3,000
Settlement of accounts payable through issuance of common stock	$941	$—
Financed insurance premiums	$291	$129
Non-cash funding of debt issuance costs	$63	$—
Accrued dividends	$55	$—
Funding of interest reserve through debt	$—	$2,000
Common stock issued for subscription receivable	$—	$1,362
Issuance of stock in lieu of cash bonus, net of tax withholdings	$—	$906
See accompanying notes to the consolidated financial statements.

Note 1 — Organization and Description of Business
Direct Digital Holdings, Inc., incorporated as a Delaware corporation on August 23, 2021 and headquartered in Houston, Texas, together with its subsidiaries, is an end-to-end, full-service advertising and marketing platform primarily focused on providing advertising technology, data-driven campaign optimization and other solutions to help brands, agencies and middle market businesses deliver successful marketing results that drive return on investment ("ROI") across the entire digital advertising ecosystem. Direct Digital Holdings, Inc. is the holding company for Direct Digital Holdings, LLC (“DDH LLC”), the business formed by the Company's founders in 2018 through acquisitions of Colossus Media, LLC (“Colossus Media”) and Huddled Masses, LLC (“Huddled Masses®” or “Huddled Masses”). Colossus Media operates the Company’s proprietary programmatic platform under the trademarked banner of Colossus SSPTM (“Colossus SSP”). In September 2020, DDH LLC acquired Orange142, LLC to further bolster its overall programmatic advertising platform and to enhance its offerings across multiple industry verticals.
In February 2022, Direct Digital Holdings, Inc. completed an initial public offering and certain organizational transactions which resulted in the Company's current Up-C structure. (See Note 6 — Related Party Transactions). During the first quarter of 2026, the Company shifted its focus to driving intentional digital marketing spend with current and future customers historically classified by the Company as buy-side customers as well as new enterprise customers accessing the digital advertising market through its recently launched product - Ignition+. In connection with this shift in focus, the Company reassessed its reportable segments and determined that it has one reportable segment that is managed on a consolidated basis. The new focus to streamline operations is expected to enhance the customer experience and better reflects the economics of the Company's current business where revenues reflect primarily contracts for managed advertising campaigns which may or may not access curated publisher audiences managed by the Company's sell side platform. In these consolidated financial statements, the “Company,” “Direct Digital,” “Direct Digital Holdings,” “DDH,” “we,” “us” and “our” refer to Direct Digital Holdings, Inc., and, unless otherwise stated, all of its subsidiaries, including DDH LLC and, unless otherwise stated, its subsidiaries. All of the subsidiaries are incorporated in the state of Delaware, except for DDH LLC, which was formed under the laws of the State of Texas.
Direct Digital Holdings, Inc. owns 100% of the voting interest in DDH LLC and as of December 31, 2025, it owns 88.7% of the economic interest in DDH LLC. DDH LLC was formed on June 21, 2018 and acquired by DDH on February 15, 2022 in connection with its organizational transactions. DDH LLC’s wholly-owned subsidiaries are as follows:

Subsidiary	Date of Formation	Date of Acquisition
Colossus Media, LLC	September 8, 2017	June 21, 2018
Orange142, LLC	March 6, 2013	September 30, 2020
Huddled Masses, LLC	November 13, 2012	June 21, 2018

Our sell-side advertising business, operated through Colossus Media, provides advertisers of all sizes a programmatic advertising platform that automates the sale of ad inventory between advertisers and marketers leveraging proprietary technology. Our platform is intended to reach across a wide array of media partners to help brands, media holding companies, independent agencies or emerging businesses reach audiences, curated creators and publishers find the right brands for their readers, as well as drive advertising yields across all channels: web, mobile, and connected TV ("CTV"). Our platform offers advertising inventory and creator content that is intended to align with brands, media holding companies and mid-market agencies focusing on key growth audiences.

Our buy-side advertising business, now operating as Orange 142, provides technology-enabled advertising solutions and consulting services to clients through multiple demand side platforms (“DSPs”), across multiple industry verticals such as travel and tourism, higher education, energy, healthcare, financial services, consumer products and other sectors with particular emphasis on small and mid-sized businesses transitioning into digital with growing digital media budgets. In the digital advertising space, buyers, particularly small and mid-sized businesses, can potentially achieve significantly higher ROI on their advertising spend compared to traditional media advertising by leveraging data-driven over-the-top/connected TV (“OTT/CTV”), video and display, in-app, native including programmatic, search, social, influencer marketing and audio advertisements that are delivered both at scale and on a highly targeted basis.

Providing both the front-end, buy-side advertising operations coupled with the Company’s proprietary sell-side operations is intended to enable the Company to curate the first through the last mile in the ad tech ecosystem execution process to drive higher results.

Note 2 — Basis of Presentation and Consolidation and Summary of Significant Accounting Policies
Basis of presentation and consolidation
The Company’s consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect the financial position, results of operations and cash flows for all periods presented. The consolidated financial statements include the accounts of Direct Digital Holdings, Inc. and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards otherwise applicable to public companies until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) it is no longer an emerging growth company or (ii) it affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The adoption dates discussed below reflect this election.
January Reverse Stock Split
On January 8, 2026, the Company filed a certificate of amendment to the amended and restated certificate of incorporation, as amended, with the Secretary of State of the State of Delaware, to effect a 55-to-1 reverse stock split of all classes of our issued and outstanding common stock, without any change to par value (the “January Reverse Stock Split”). The Reverse Stock Split became effective January 12, 2026. No fractional shares were issued in connection with the reverse stock split as all fractional shares were rounded down to the next whole share, and a cash payment was made in lieu of such fractional shares. The Reverse Stock Split was intended to bring the Company into compliance with Nasdaq Listing Rule 5550(a)(2) (the "Bid Price Rule"). All share and per share amounts of our common stock listed in the consolidated financial statements and footnotes have been adjusted to give effect to the reverse stock split.
April Reverse Stock Split
On April 24, 2026, the Company filed a certificate of amendment to the amended and restated certificate of incorporation, as amended, with the Secretary of State of the State of Delaware, to effect a 4-to-1 reverse stock split of all classes of our issued and outstanding common stock, without any change to par value (the “April Reverse Stock Split”). The Reverse Stock Split became effective April 27, 2026. No fractional shares were issued in connection with the reverse stock split as all fractional shares were rounded down to the next whole share, and a cash payment was made in lieu of such fractional shares. The April Reverse Stock Split was intended to bring the Company into compliance with Nasdaq Listing Rule 5550(a)(2) (the "Bid Price Rule"). All share and per share amounts of our common stock listed in the consolidated financial statements and footnotes have been adjusted to give effect to the reverse stock split.
Revenue recognition
The Company recognizes revenue using the following five steps: 1) identification of a contract with a customer; 2) identification of the performance obligation(s) in the contract; 3) determination of the transaction price; 4) allocation of the transaction price to the performance obligation(s) in the contract; and 5) recognition of revenue when, or as, the performance obligation(s) are satisfied. The Company’s revenues are derived primarily from two sources: sell-side advertising and buy-side advertising. The Company maintains agreements with its customers in the form of written service agreements, which set out the terms of the relationship, including payment terms (typically 30 to 90 days).

For the sell-side advertising business, the Company generates revenue by selling advertising inventory (digital ad units) that the Company purchases from publishers to advertisers through a process of monetizing ad impressions on the Company’s proprietary sell-side programmatic platform operating under the trademarked banner Colossus SSP. For the buy-side advertising business, the Company generates revenue from customers that enter into agreements with the Company to provide managed advertising campaigns, which include digital marketing and media services to purchase digital advertising space, data and other add-on features.

In connection with the Company’s analysis of principal-versus-agent considerations, the Company has evaluated the specified goods or services and considered whether the Company controls the goods or services before they are provided to the customer, including the three indicators of control. Based upon this analysis and the Company’s specific facts and circumstances, the Company concluded that it is a principal for the goods or services sold through both the Company’s sell-side advertising business and buy-side advertising business. On the sell-side advertising business, the Company combines goods or services into a combined output that forms a single performance obligation to the end customer while on the buy-side advertising business, the Company controls the specified goods or services before it is transferred to the end customer. Additionally, the Company is the primary obligor in the agreement with customers in both the Company’s sell-side advertising business and buy-side advertising business. Therefore, the Company reports revenue on a gross basis inclusive of all supplier costs and pays suppliers for the cost of digital media, advertising inventory, data and any add-on services or features.

In the advertising industry, companies commonly experience seasonal fluctuations in revenue. For example, in our sell-side advertising business, many advertisers allocate the largest portion of their budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing while, in our buy-side business, the second and third quarters of the year reflect our highest levels of advertising activity and the first quarter reflects the lowest level of such activity.

Sell-side advertising

The Company partners with publishers to sell advertising inventory to the Company’s Colossus Media-curated clients and the open markets (collectively referred to as “buyers”) seeking to access the general market as well as unique multi-cultural audiences. The Company generates revenue from the delivery of targeted digital media solutions, enabling advertisers to connect intelligently with their audiences across online display, video, social and mobile mediums using its proprietary programmatic SSP. The Company refers to its publishers, app developers, and channel partners collectively as its “publishers.” The Company’s platform allows the Company to sell, in real time, ad impressions from publishers to buyers and provides automated inventory management and monetization tools to publishers across various device types and digital ad formats. The Company recognizes revenue at a point in time when an ad is delivered or displayed in response to a winning bid request from ad buyers. For the years ended December 31, 2025 and 2024, the Company’s sell-side advertising revenues were $5.3 million and $35.7 million, respectively.

Cash payments made to customers to support integration efforts and long-term contracts are recorded to prepaid expenses or other long-term assets (other assets) and amortized to revenue over the term of the contract. The Company recorded these cash payments in prepaid expenses and other current assets for $0.3 million and $0 and in other long-term assets for $0.1 million and $0 as of December 31, 2025 and 2024, respectively. During the years ended December 31, 2025 and 2024, other assets amortized were $0.1 million and $0, respectively.

Buy-side advertising

The Company purchases media based on the budget established by its customers with a focus on leveraging data services, customer branding, real-time market analysis and micro-location advertising. The Company offers its services on a fully managed basis, which is recognized over time using the output method when the performance obligation is fulfilled. An “impression” is delivered when an advertisement appears on pages viewed by users. The performance obligation, consisting of a series of distinct services, is satisfied over time as the volume of impressions are delivered up to the contractual maximum. Many customers run several different campaigns throughout the year to capitalize on different seasons, special events and other happenings at their respective regions and localities. The Company provides digital advertising and media buying capabilities with a focus on generating measurable digital and financial life for its customers.
Revenue arrangements are evidenced by a fully executed insertion order (“IO”), a master service agreement (“MSA”) and/or a statement of work ("SOW") covering the scope of work to be accomplished and could be a combination of marketing execution tactics. Generally, IOs specify the number and type of advertising metrics to be delivered over a specified time at an agreed upon price under payment models commonly referred to as CPM (cost per impression) or CPC (cost per click). The majority of the Company’s contracts are flat-rate, fee-based contracts and may include provisions for management, agency or other professional fees. For the years ended December 31, 2025 and 2024, the Company’s buy-side advertising revenues were $29.4 million and $26.6 million, respectively.
Cash payments received prior to the Company’s delivery of its services are recorded to deferred revenue until the performance obligation is satisfied. The Company recorded deferred revenue (contract liabilities) to account for billings in excess of revenue recognized, primarily related to contractual minimums billed in advance and customer prepayment, of $0.5 million and $0.5 million as of December 31, 2025 and 2024, respectively. Revenue recognized during 2025 and 2024 from amounts included within the deferred revenue balances at the beginning of each respective period amounted to $0.5 million and $0.4 million, respectively.

Accounting Standards Codification (“ASC”) 606 provides various optional practical expedients. The Company elected the use of the practical expedient relating to the disclosure of remaining performance obligations within a contract and will not disclose remaining performance obligations for contracts with an original expected duration of one year or less.
Goodwill
As of December 31, 2025 and 2024, goodwill was $6.5 million, including amounts related to acquisitions in 2018 and in 2020. The goodwill is deductible for tax purposes and is assessed for impairment at least annually (December 31) starting with a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, such as changes in our management, strategy and primary user base. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then a quantitative goodwill impairment analysis is performed. Depending upon the results of the quantitative measurement, the recorded goodwill may be written down and an impairment expense is recorded in the consolidated statements of operations when the carrying amount of the reporting unit exceeds the fair value of the reporting unit. Goodwill is tested annually for impairment or more frequently upon the occurrence of a triggering event. The carrying value of the Company's sell-side reporting unit was negative as of December 31, 2025. Goodwill of $1.2 million as of December 31, 2025 is allocated to the sell-side reporting unit. The remaining goodwill of $5.3 million is allocated to our buy-side reporting unit. There was no accumulated goodwill impairment as of December 31, 2025 and 2024.

Intangible assets, net
Intangible assets consist of customer relationships, trademarks and non-compete agreements. Intangible assets are recorded at fair value at the time of their acquisition and are stated within the consolidated balance sheets net of accumulated amortization. Intangible assets are amortized on a straight-line basis over their estimated useful lives and recorded as amortization expense within general and administrative expenses in the consolidated statements of operations. The Company’s intangible assets are being amortized over their estimated useful lives, using the straight-line method with non-compete agreements over 5 years and other intangibles over 10 years.
Impairment of long-lived assets
The Company evaluates the recoverability of long-lived assets, including property, equipment and software costs and intangible assets if facts or circumstances indicate that any of those assets might be impaired. ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows to determine if a write-down to fair value is necessary. No impairment loss was recognized during the years ended December 31, 2025 and 2024.
Stock-based compensation
Stock-based compensation cost for options and restricted stock units (“RSU”) awarded to employees and directors is measured at the grant date based on the calculated fair value of the award and is recognized as an expense over the requisite service period (generally the vesting period of the equity grant). Contingently issued awards with a requisite service period that precedes the grant date are measured and recognized at the start of the requisite service period and remeasured each reporting period until the grant date.
The Company estimates the fair value of RSUs based on the closing price of the Company’s common stock on the date of the grant. The Company estimates the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the Company’s stock price, as well as assumptions regarding the expected common stock price volatility over the term of the stock options, the expected term of the stock options, risk-free interest rates and the expected dividend yield. The risk-free interest rate is derived using the U.S. Treasury yield curve in effect at date of grant. Other assumptions are based on historical experience and activity. The Company considers an estimated forfeiture rate for stock options based on historical experience and the anticipated forfeiture rates during the future contract life.

The fair value of the Company’s stock options was estimated on the grant date using the Black-Scholes option pricing model with the following weighted-average input assumptions used by the Company as follows (no stock options were granted during the year ended December 31, 2024):

Year Ended December 31,
2025
Grant date fair value	$215.60
Expected term (in years)	10.0
Expected volatility	198%
Risk-free interest rate	4.38%
Exercise price	$218.08
Dividend yield	—
Employee benefit plans
The Company sponsors a safe harbor, defined contribution 401(k) and profit-sharing plan (the “Plan”) that allows eligible employees to contribute a percentage of their compensation. The Company matches employee contributions up to a maximum of 100% of the participant’s salary deferral, limited to 4% of the employee’s salary. For the years ended December 31, 2025 and 2024, the Company’s matching contributions were $0.3 million and $0.2 million, respectively. Although the Company may make a discretionary profit-sharing contribution to the Plan, during the years ended December 31, 2025 and 2024, no profit-sharing contributions were made.
The Company has an Employee Benefit Plan Trust (the “Trust”) to provide for the payment or reimbursement of all or a portion of covered medical, dental and prescription expenses for the employees of the Company. The Trust is funded with contributions made by the Company and participating employees at amounts sufficient to keep the Trust on an actuarially sound basis. The self-funded plan has an integrated stop loss insurance policy for the funding of the Trust benefits in excess of the full funding requirements. As of December 31, 2025 and 2024, the Company recorded an estimated liability for incurred but not recognized claims in accrued liabilities in an amount which was less than $0.1 million.
The Company also has an incentive plan for executives and employees of the Company which provides for performance based awards payable in cash or stock-based compensation as determined by the Compensation Committee of the Company’s Board of Directors. There were no amounts recognized during the years ended December 31, 2025 and 2024, respectively, for awards pursuant to this plan.
Income taxes
In February 2022, concurrent with its organizational transactions, the Company entered into a tax receivable agreement (“Tax Receivable Agreement” or “TRA”) with DDH LLC and Direct Digital Management, LLC (“DDM”). The TRA provides for certain income (loss) allocations between the Company and DDH LLC under the agreement. DDH LLC is a limited liability company, is treated as a partnership for federal income tax purposes and generally is not subject to any entity-level U.S. federal income tax and certain state and local income taxes. Any taxable income or loss generated by the Company is allocated to holders of LLC units (“LLC Units”) in accordance with the Second Amended and Restated Limited Liability Company Agreement (“LLC Agreement”), and distributions to the owners of LLC Units in an amount sufficient to fund their tax obligations. The Company is subject to U.S. federal income taxes, in addition to state and local income taxes with respect to its allocable share of any taxable income or loss under the LLC Agreement. Pursuant to the Company’s election under Section 754 of the Internal Revenue Code (the “Code”), the Company expects to obtain an increase in its share of the tax basis in the net assets of DDH, LLC when LLC Units are exchanged by the members of DDH, LLC. The Company made an election under Section 754 of the Code for each taxable year in which an exchange of LLC interest occurred. During the year ended December 31, 2025, members of DDM exchanged 7,240 shares of Class B Common Stock into shares of Class A Common Stock. No shares were exchanged during the year ended December 31, 2024.
Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The establishment of a valuation allowance requires significant judgment and is impacted by various estimates. Both positive and negative evidence, as well as the objectivity and verifiability of that evidence, is considered in determining the appropriateness of recording a valuation allowance on deferred tax assets. As of December 31, 2025 and 2024, the Company recorded a valuation allowance of $13.4 million and $7.7 million, respectively.
Accounts receivable, net
Accounts receivable primarily consists of billed amounts for products and services rendered to customers under normal trade terms. The Company performs credit evaluations of its customers’ financial condition and generally does not require collateral. Accounts receivable are stated at net realizable value. The Company insures a significant portion of its accounts receivable with unrelated third-party insurance companies in an effort to mitigate any future write-offs and establishes provision for credit losses as deemed necessary for accounts not covered by this insurance. Management periodically reviews outstanding accounts receivable for reasonableness. If warranted, the Company processes a claim with the third-party insurance company to recover uncollected balances, rather than writing the balances off to bad debt expense. The guaranteed recovery for the claim is approximately 90% of the original balance, and if the full amount is collected by the insurance company, the remaining 10% is remitted to the Company. If the insurance company is unable to collect the full amount, the Company records the remaining 10% to bad debt expense. The Company’s provision for credit losses reflects the current expected credit loss inherent in the accounts receivable considering the Company’s aging analysis, historical collection experience, customer creditworthiness, current and future economic conditions and market conditions. Accounts receivable balances are written off against the provision when the Company believes it is probable the receivable will not be recovered. For the years ended December 31, 2025 and 2024, the Company's provision for credit losses net of recoveries, as reflected in the consolidated statements of cash flows was less than $0.1 million and $0.6 million, respectively.
The following table presents the changes in the provision for credit losses (in thousands):

	December 31,
	2025	2024
Beginning balance	$978	$344
Provision for credit losses	10	647
Write-offs, net of recoveries	(44)	(13)
Ending balance	$944	$978
Concentrations of customers and suppliers
There is an inherent concentration of credit risk associated with accounts receivable arising from revenue from major customers on both the sell-side and buy-side of the business. For the year ended December 31, 2025, two buy-side customers represented 27% of revenues. For the year ended December 31, 2024, one sell-side customer represented 46% of revenues. As of December 31, 2025, three buy-side customers accounted for 43% of accounts receivable. As of December 31, 2024, three customers (two buy-side and one sell-side) accounted for 34% of accounts receivable.

As of December 31, 2025 and 2024 one vendor accounted for 21% and 16%, respectively, of consolidated accounts payable.

Accrued liabilities
The components of accrued liabilities on the balance sheet as of December 31, 2025 and 2024 are as follows (in thousands):

	December 31,
	2025	2024
Accrued compensation and benefits	$461	$330
Accrued expenses	1,698	877
Accrued interest	5	50
Total accrued liabilities	$2,164	$1,257
Accrued liabilities - related party

The components of accrued liabilities - related party on the balance sheet as of December 31, 2025 and 2024 are as follows (in thousands):

	December 31,
	2025	2024
Accrued dividend	$55	$—
Exit Fee (1)	3,608	—
Total accrued liabilities - related party	$3,663	$—
(1)See Note 9 — Commitments and Contingencies for further details.

Prepaid expenses and other current assets
The components of prepaid expenses and other current assets on the balance sheet as of December 31, 2025 and 2024 are as follows (in thousands):

	December 31,
	2025	2024
Prepaid expenses	$541	$566
Stock subscription receivable (1)	—	1,362
Consideration paid to customers (2)	250	—
Other current assets	99	189
Total prepaid expenses and other current assets	$890	$2,117
(1)The stock subscription receivable consists of amounts receivable for Class A Common Stock issued under the Equity Reserve Facility but not yet paid as of December 31, 2024. The Company collected the receivable in January 2025.
(2)This line item consists of cash payments made to customers to support integration efforts and long-term contracts.

Segment information
Operating segments are components of an enterprise for which separate financial information is available and evaluated regularly by the Company’s chief operating decision maker (“CODM”) for purpose of assessing performance and allocating resources. The Company’s CODM is its Chairman and Chief Executive Officer.

Through December 31, 2025, the Company operated two reportable segments: sell-side advertising, which includes the results of Colossus Media, and buy-side advertising, which includes the results of Orange 142 and Huddled Masses. In October 2024, the Company announced the unification of its buy-side businesses, Orange 142 and Huddled Masses. All of the Company’s revenues are attributed to the United States. As further described below in the Liquidity and Capital Resources – Going Concern section, the Company has experienced a series of unexpected setbacks in the past two years, particularly in the sell-side. During 2025, the Company worked to reconstitute its prior business, target new customers and develop new products for the sell-side segment but was unable to achieve historical volumes.
As of the first quarter of 2026, and as now reflected in these consolidated financial statements retrospectively, the Company shifted its focus to driving intentional digital marketing spend with current and future customers historically classified by the Company as buy-side customers as well as new enterprise customers accessing the digital advertising market through its recently launched product - Ignition+. In connection with this shift in focus, the Company reassessed its reportable segments and determined that it has one reportable segment that is managed on a consolidated basis - digital advertising.
Cost of revenues
Sell-side advertising

The Company pays publishers a fee, which is typically a percentage of the value of the ad impressions monetized through the Company’s platform. Cost of revenues consists primarily of publisher media fees and data center co-location costs. Media fees include the publishing and real-time bidding costs to secure advertising space.

Buy-side advertising

Cost of revenues consists primarily of digital media fees, third-party platform access fees, and other third-party fees associated with providing services to the Company’s customers.

Operating expenses
Operating expenses consist of compensation expenses related to our executive, sales, finance and administrative personnel (including salaries, commissions, stock-based compensation, bonuses, benefits and taxes); general and administrative expenses (including rent expense, professional fees, independent contractor costs, selling and marketing fees, administrative and operating system subscription costs, insurance, and amortization expense related to our intangible assets); and other expense.
Advertising costs
The Company expenses advertising costs as incurred. Advertising expense incurred during the years ended December 31, 2025 and 2024 was $1.0 million and $1.6 million, respectively. These costs are included in general and administrative expenses in the consolidated statements of operations.
Cash and cash equivalents
Cash and cash equivalents consist of funds deposited with financial institutions and highly liquid instruments with original maturities of three months or less. Such deposits may, at times, exceed federally insured limits. The risk of loss attributable to any uninsured balances is mitigated by depositing funds only in high credit quality financial institutions. The Company has not experienced any losses in such amounts and believes it is not exposed to any significant credit risk to cash.
Property, equipment and software, net
Property and equipment are recognized in the consolidated balance sheets at cost less accumulated depreciation and amortization. The Company capitalizes purchases and depreciates its property and equipment using the straight-line method of depreciation over the estimated useful lives of the respective assets, generally ranging from three to five years. Leasehold improvements are amortized over the shorter of their useful lives or the remaining terms of the related leases. The Company capitalizes costs related to the development of internal-use software. Costs incurred during the application development phase are capitalized and amortized using the straight-line method over the estimated useful life, estimated at three years.
The cost of repairs and maintenance are expensed as incurred. Major renewals or improvements that extend the useful lives of the assets are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed, and any resulting gain or loss is recognized in the consolidated statements of operations.
Leases
The Company has operating leases for real estate and determines if an arrangement is, or contains, a lease at inception. Operating leases are included in Operating Lease Right of Use ("ROU") Assets and Operating Lease Liabilities on the consolidated balance sheets. Operating lease asset and liability amounts are measured and recognized based on discounted future cash flow payment amounts the Company expects to make over the expected term of the underlying leases, including renewal periods the Company is reasonably certain to exercise. The lease liability for leases expected to be settled in twelve-months or less are classified as current liabilities. The general terms of the Company’s lease agreements require monthly payments. Because the Company does not generally have access to the rate implicit in its leases, the Company utilizes its incremental borrowing rate as the discount rate for measuring the lease liability. At commencement, the operating lease ROU asset and lease liability are the same, with adjustments to the ROU asset for lease incentives and initial direct costs incurred. The Company reviews all options to extend, terminate or purchase its ROU assets at the commencement of the lease and on an ongoing basis and accounts for these options when they are reasonably certain of being exercised. The Company evaluates lease modifications as they occur and records such as a separate lease or an adjustment to the existing ROU asset and lease liability as appropriate. Operating lease expense is recorded on a straight-line basis over the lease term with amortization of the ROU asset calculated as the difference between the straight-line operating lease expense and the implied interest expense on the lease liability. On the statement of cash flows, operating lease expense is included in operating cash flows. The Company’s operating leases may include both lease components (rent) and non-lease components (common area maintenance, utilities and other service charges). Non-lease components are accounted for separately.
Deferred offering, financing, discount, issuance costs and debt premium
The Company records certain legal, accounting and other third-party fees that are directly associated with a debt financing to deferred financing costs in the event that the Company completes the debt financing. Costs associated with debt financings are amortized to interest expense using the effective interest method over the life of the debt. Unamortized deferred financing costs are netted against debt or classified as prepaid expenses and other current assets in the consolidated balance sheets. Fees that are directly associated with an equity offering are recorded to additional paid-in capital in the event the Company completes an equity issuance. The differences between the face amount and the proceeds upon issuance of debt are recorded as a discount or premium, including debt discount related to the interest reserve added under various amendments to the Company's credit facilities, and netted against debt in the consolidated balance sheets. Upon a modification, the Company established new effective interest rates based on the carrying value of the modified debt.
Business combinations
The Company includes the results of operations of the businesses that are acquired as of the respective dates of acquisition. The Company allocates the fair value of the purchase price of acquisitions to the assets acquired and liabilities assumed based on their estimated fair values. The Company estimates and records the fair value of purchased intangible assets, which primarily consists of customer relationships, trademarks, and non-compete agreements. The excess of the fair value of the purchase price over the fair values of these identifiable assets, both tangible and intangible, and liabilities is recorded as goodwill.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. The Company bases its estimates on past experiences, market conditions, and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis. The Company uses estimates to determine many reported amounts, including but not limited to gross vs net assessment in revenue recognition, recoverability of goodwill and long-lived assets, useful lives used in amortization of intangibles, income taxes and valuation allowances, stock-based compensation and fair values of assets and liabilities acquired in business combinations as well as preferred stock issued and debt valued upon extinguishment.
Fair value measurements
The Company employs a hierarchy which prioritizes the inputs used to measure recurring fair value into three distinct categories based on the lowest level of input that is significant to the fair value measurement. The methodology for categorizing assets and liabilities that are measured at fair value pursuant to this hierarchy gives the highest priority to unadjusted quoted prices in active markets and the lowest levels to unobservable inputs, summarized as follows:
•Level 1 – Quoted prices in active markets for identical assets or liabilities.
•Level 2 – Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities).
•Level 3 – Significant unobservable inputs (including our own assumptions in determining fair value).

We use the cost, income or market valuation approaches to estimate the fair value of our assets and liabilities when insufficient market-observable data is available to support our valuation assumptions.
Fair value of financial instruments
The Company considers the fair value of all financial instruments, including cash, accounts receivable and accounts payable to approximate their carrying values at year-end due to their short-term nature. The carrying value of the Company’s debt approximates fair value due to the market rates of interest.
Net loss per share
Basic net loss per share excludes dilution and is determined by dividing net loss by the weighted average number of common shares outstanding including participating securities during the period. Diluted net income per share attributable to common stockholders reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock including stock options, restricted stock units and warrants using the treasury stock method, and Series A Convertible Preferred Stock using the if-converted method.
Recent accounting pronouncements
Accounting pronouncements adopted
In August 2023, the FASB issued ASU 2023-05, Business Combinations - Joint Ventures Formations, which requires that joint ventures, upon formation, apply a new basis of accounting by initially measuring assets and liabilities at fair value. The amendments in ASU 2023-05 are effective for joint ventures that are formed on or after January 1, 2025. Early adoption is permitted. The adoption of this ASU did not have a material impact on the Company's consolidated financial statements. During the year ended December 31, 2025, the Company entered into a joint venture, but no material activity has occurred to date.
In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, a final standard on improvements to income tax disclosures. The standard requires disaggregated information about a reporting entity's effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions and applies to all entities subject to income taxes. The new standard is effective for public entities for annual periods beginning after December 15, 2024, and early adoption is permitted. The adoption of this ASU did not have a material impact on the Company's consolidated financial statements. The Company adopted this standard effective January 1, 2025 using a retrospective approach.
Accounting pronouncements not yet adopted
In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, which requires a tabular disclosure of the amounts of specified natural expense categories included in each relevant expense caption. Additionally, ASU 2024-03 requires the disclosure of the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. The new standard is effective for annual reporting periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of adoption on the Company's consolidated financial statements.
In July 2025, the FASB issued ASU 2025-05, Financial Instruments-Credit Losses: Measurement of Credit Losses for Accounts Receivable and Contract Assets, which simplifies the application of the current expected credit loss model for current accounts receivable and current contract assets under Accounting Standards Codification 606. The new standard is effective for annual reporting periods beginning after December 15, 2025, and interim periods within those annual reporting periods. Early adoption is permitted. The Company is currently evaluating the impact on the disclosures of the Company's consolidated financial statements.
In December 2025, the FASB issued ASU 2025-11, Interim Reporting - Narrow Scope Improvements. ASU 2025-11 improves the guidance in ASC 270, Interim Reporting, by improving the navigability of the required interim disclosures and clarifying when that guidance is applicable. The guidance is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted and the guidance may be applied either prospectively or retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the impact of adoption on the Company's consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company's consolidated financial statements or related disclosures.
Liquidity and capital resources
Going Concern
The Company evaluated whether relevant conditions or events, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern. Substantial doubt exists when conditions and events, considered in the aggregate, indicate it is probable that a company will not be able to meet its obligations as they become due within one year after the issuance date of its financial statements. Management’s assessment is based on the relevant conditions that are known or reasonably knowable as of the date these consolidated financial statements were issued or were available to be issued.

As discussed in Note 9 — Commitments and Contingencies, the Company has experienced significant disruption in its sell-side business due to a series of unexpected setbacks in the past two years, particularly in the sell-side. During 2025, the Company worked with its partners to achieve prior sell-side volume levels but was unable to achieve historical volumes. Despite these challenges, the Company was able to reduce expenses, pay off the matured Credit Agreement with a term loan from Lafayette Square (see Note 3 — Long-Term Debt), convert existing debt of $35.0 million to Series A Convertible Preferred Stock and establish an Equity Reserve Facility raising additional equity of $10.3 million through December 31, 2025. Additionally, the Company (1) incurred a net loss of $27.7 million for the year ended December 31, 2025 including the impact of the sell-side disruption described above, (2) reported an accumulated deficit of $27.7 million as of December 31, 2025, (3) reported cash and cash equivalents of $0.7 million and a working capital deficit of $21.7 million as of December 31, 2025, (4) owes its lender $16.0 million (combination of principal, accrued fees, interest and the Exit Fee described in Note 3 — Long-Term Debt) as of December 31, 2025, under the 2021 Credit Facility (as defined below) which matures in December 2026 and (5) despite demonstrating compliance with the minimum stockholders' equity requirement for continued listing under Nasdaq Listing Rule 5550(b)(1) (the "Stockholders' Equity Rule") on November 7, 2025 and Nasdaq Listing Rule 5550(a)(2) (the "Bid Price Rule") on February 12, 2026, remains subject to a discretionary Panel Monitor through November 7, 2026 for the Stockholders' Equity Rule and through February 12, 2027 for the Bid Price Rule. The Company believes that it is not in compliance with the Stockholders' Equity Rule as of December 31, 2025. These factors raise substantial doubt about the Company’s ability to continue as a going concern over the next twelve months.

The Company anticipates sources of liquidity to include cash on hand, cash flow from operations, cash generated from its sales under the Company's Equity Reserve Facility and cash generated from other potential sales of equity and/or debt securities and has taken several actions to address liquidity and performance concerns. Such plans include (1) a shift in focus to driving intentional digital marketing spend with current and future customers historically classified by the Company as buy-side customers as well as new enterprise customers accessing the digital advertising market through its recently launched product – Ignition+ allowing for further growth and a return to profitability and (2) refinancing the 2021 Credit Facility by raising additional funds in a registered or private offering. There can be no assurance that the Company’s actions will be successful or that additional financing will be available when needed or on acceptable terms.

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

Note 3 — Long-Term Debt
At December 31, 2025 and 2024, long-term debt consisted of the following (in thousands):

	December 31,
	2025	2024
2021 Credit Facility (1) (2)	$10,285	$37,362
2021 Credit Facility - Accrued Fees	1,234	—
2021 Credit Facility - Accrued Interests	793	—
Credit Agreement	—	3,700
Economic Injury Disaster Loan	149	150
Total debt	12,461	41,212
Less: deferred financing cost (2)	(63)	(4,238)
Less: debt discount (3)	(249)	(1,671)
Total debt, net of deferred financing cost and debt discount	12,149	35,303
Less: current portion (2)	(12,003)	(3,700)
Total long-term debt, net of current portion, deferred financing cost and debt discount	$146	$31,603
(1) As of December 31, 2025, amount includes $3.5 million amendment closing fees pursuant to the Ninth Amendment defined below, which is due at maturity or prepayment. As of December 31, 2024, amount includes an exit fee of $3.0 million, which was converted into Series A Convertible Preferred Stock as part of the Ninth Amendment, as described below.
(2) The balances in 2025 are considered related party balances.
(3) The debt discount as of December 31, 2025 is composed of the difference between the fair value and the carrying value of the 2021 Credit Facility as of the Ninth Amendment date, as described below.

The components of interest expense and related fees for long-term debt is as follows (in thousands):

	Year Ended December 31,
	2025	2024
Interest expense – 2021 Credit Facility (1)	$3,436	$3,617
Interest expense – Credit Agreement	222	693
Interest expense – other	18	8
Amortization of deferred financing cost and debt discount	2,104	1,092
Amortization of debt premium	(577)	—
Total interest expense and amortization of deferred financing cost and debt discount (premium), net	$5,203	$5,410
(1) For the year ended December 31, 2025, a portion of the interest expense related to the 2021 Credit Facility was applied against the interest reserve, as described below, and included in amortization of deferred financing cost and debt discount (premium), net in the consolidated statement of cash flows.
Lafayette Square
On December 3, 2021, the Company entered into the Term Loan and Security Agreement (as amended, unless the context indicates otherwise, the “2021 Credit Facility”) with Lafayette Square Loan Services, LLC (“Lafayette Square”) as administrative agent, and the various lenders thereto. The term loan under the 2021 Credit Facility initially provided for a term loan in the principal amount of up to $32.0 million, consisting of a $22.0 million closing date term loan (the “Term Loan”) and an up to $10.0 million delayed draw term loan (the “Delayed Draw Loan”). The loans under the 2021 Credit Facility are calculated using Term Secured Overnight Financing Rate (“Term SOFR”) with a credit spread adjustment of 0.10% per annum for interest periods of one month and 0.15% per annum for interest periods of three months. The loans under the 2021 Credit Facility bear interest at Term SOFR plus the applicable margin minus any applicable impact discount. The applicable margin under the 2021 Credit Facility is based on the consolidated total leverage ratio of the

Company at a rate of 7.00% per annum if the consolidated total leverage ratio is less than or equal to 1.00 to 1.00 with gradual increases as the ratio increases up to 10.00% per annum if the consolidated total leverage ratio is greater than 3.50 to 1.00. The maturity date of the 2021 Credit Facility is December 3, 2026.
Quarterly installment payments on the Term Loan and the Delayed Draw Loan, due on the last day of each fiscal quarter, began March 31, 2022 with a final installment due December 3, 2026 for remaining balances outstanding under each loan. Each quarterly installment payment under the closing date term loan was $0.1 million from January 1, 2022 through December 31, 2023, and each quarterly installment payment thereafter until maturity is $0.3 million. Each quarterly installment payment under the Delayed Draw Loan was 0.625% of the amount of the Delayed Draw Loan through December 31, 2023, and each quarterly installment payment thereafter until maturity is 1.25% of the amount of the Delayed Draw Loan. At times, amendments to the 2021 Credit Facility have modified this payment schedule.
The 2021 Credit Facility contains customary affirmative and negative covenants, including restrictions on the ability to incur indebtedness, create certain liens, make certain investments, make certain dividends and other types of distributions, and enter into or undertake certain mergers, consolidations, acquisitions and sales of certain assets and subsidiaries. Current financial covenants as of and subsequent to December 31, 2025 include (1) a minimum unrestricted cash balance of $0.5 million, (2) minimum quarterly consolidated EBITDA of ($1.9 million) for the fiscal quarter ended March 31, 2026 and $0.5 million for each quarter thereafter, (3) minimum quarterly sell-side revenue of $2.5 million and $5.0 million for the fiscal quarters ended March 31, 2026 and thereafter, respectively, (4) maximum consolidated total leverage ratio of 3.50 to 1.00 for the quarter ended June 30, 2026 and 3.25 to 1.00 for each quarter thereafter and (5) minimum fixed charge coverage ratio of 1.25 to 1.00 for the quarter ended June 30, 2026 and 1.50 to 1.00 for each quarter thereafter. The Company was in compliance with the financial covenants under the Credit Agreement, as amended, as of December 31, 2025.
Prior to entering into the Fifth Amendment as defined below, the Company entered into the second, third and fourth amendments to the 2021 Credit Facility. On October 15, 2024, with an effective date of June 30, 2024, the Company and Lafayette Square entered into the Fifth Amendment (the “Fifth Amendment”) to the 2021 Credit Facility which among other things, (1) deferred quarterly installment payments on the Term Loan and the Delayed Draw Loan for the periods from June 30, 2024 through December 31, 2025, (2) required that the Company pay a commitment fee of 50 basis points or an amount of $0.1 million to Lafayette Square, (3) allowed proceeds from future equity raises by the Company, if any, to cure potential financial covenant noncompliance, (4) provided for one-month and three-month interest periods and (5) modified financial covenants. The Fifth Amendment was accounted for as a modification. In connection with the Fifth Amendment, fees paid to Lafayette Square totaling $0.1 million were capitalized and are being amortized to interest expense using the straight-line method, which approximates the effective interest method, over the life of the debt.
On December 27, 2024, the Company and Lafayette Square entered into the Sixth Amendment and Waiver (the “Sixth Amendment”) to the 2021 Credit Facility. Under the terms of the Sixth Amendment, among other changes, Lafayette Square extended a term loan equal to $6.0 million (the “Sixth Amendment Term Loan”). Lafayette Square and the Company agreed to use (1) $4.0 million out of the Sixth Amendment Term Loan to prepay the revolving credit notes under the Credit Agreement as defined below, and (2) $2.0 million to fund an interest reserve under the 2021 Credit Facility. The Sixth Amendment also (1) modified financial covenants, (2) requires Lafayette Square’s prior written consent for certain permitted dividends, including dividends to the Company’s shareholders and (3) waived certain existing events of default related to minimum EBITDA covenants. Lastly, a $3.0 million exit fee, which was fully earned upon execution of the Sixth Amendment and is payable directly to Lafayette Square at maturity or prepayment, was added to the term loan balance. The Sixth Amendment was accounted for as a modification. In connection with the Sixth Amendment, the $3.0 million exit fee was capitalized and amortized to interest expense using the straight-line method, which approximates the effective interest method, over the life of the debt, and fees paid to third parties totaling $0.1 million were expensed as incurred.
On August 8, 2025, the Company and Lafayette Square entered into the Seventh Amendment (the “Seventh Amendment”) which among other things, (1) provided for the conversion of $25.0 million of outstanding term loan obligations into newly issued shares of Series A Convertible Preferred Stock, (2) required the payment of a $1.0 million amendment closing fee and a $0.1 million amendment fee and (3) modified financial covenants. The Seventh Amendment also established a $25.0 million exit fee due upon redemption in full of the newly issued preferred stock with reduction in the amount of the exit fee outstanding for any amounts redeemed or converted. As Lafayette Square did not grant the Company a concession and the terms of the Seventh Amendment were not substantially different, the Seventh Amendment was accounted for prospectively as a modification and no gain or loss was recognized. The shares of Series A Convertible Preferred Stock were recognized at fair value of $21.4 million upon issuance (see Note 4 — Stockholders’ Deficit and Stock-Based Compensation) and the Company established the new effective interest rates based on the carrying value of the modified debt. The difference between the fair value of the shares of Series A Convertible Preferred Stock and the carrying value of the existing debt converted into Series A Convertible Preferred Stock is reflected as a debt premium.

On September 8, 2025, the Company and Lafayette Square entered into the Eighth Amendment (the “Eighth Amendment”) to the 2021 Credit Facility which among other things, Lafayette agreed to make a term loan in the principal amount equal to $3.8 million (the “Eighth Amendment Term Loan”) to repay in full the outstanding amounts owed under the Credit Agreement (as defined below). The Eighth Amendment also provided for a $0.1 million interest reserve and a less than $0.1 million amendment fee. The maturity date of the Eighth Amendment Term Loan was October 30, 2025 which was extended to October 30, 2026 on November 10, 2025 and later revised to September 30, 2026 pursuant to the Eleventh Amendment (as described below). The Eighth Amendment was accounted for prospectively as a modification and no gain or loss was recognized. The Company established the new effective interest rate based on the carrying value of the modified debt.
On October 14, 2025, the Company and Lafayette Square entered into the Ninth Amendment (the “Ninth Amendment”) to the 2021 Credit Facility which among other things, (1) provided for the conversion of $10.0 million of outstanding term loan obligations, including the $3.0 million exit fee established by the Sixth Amendment, into 10,000 newly issued shares of Series A Convertible Preferred Stock, (2) required the payment of a $3.5 million amendment closing fee at maturity, (3) modified financial covenants, (4) requires prepayments when the Company has an aggregate cash balances in excess of $2.5 million, (5) increases the Seventh Amendment exit fee from $25.0 million to $35.0 million and (6) waives any noncompliance with covenants as of September 30, 2025.
On October 28, 2025, the Company and Lafayette Square entered into the Tenth Amendment (the "Tenth Amendment") to the 2021 Credit Facility which among other things, allows the Company to request that Lafayette Square exchange and/or convert (each, an "Exchange"), in whole or in part, shares of Series A Convertible Preferred Stock into shares of Class A Common Stock; provided, that Lafayette Square is permitted to decline any such request. The Tenth Amendment provides that the ratio for each Exchange shall be, for each share of Series A Convertible Preferred Stock so exchanged, the quotient of (1) the Accumulated Conversion Value (as defined in the Certificate of Designation for the Series A Convertible Preferred Stock) attributable to such share of Series A Convertible Preferred Stock, divided by (2) the volume-weighted average price of the Class A Common Stock for the 20-trading day trailing period immediately preceding the delivery of the notice pursuant to the procedures set forth in the Tenth Amendment, rounded down to the nearest whole share. The Company and Lafayette Square also agreed to modify the terms related to the Exit Fee such that the amount of the exit fee outstanding is also reduced for any proceeds received by Lafayette Square in connection with such exchanges pursuant to the Tenth Amendment. Finally, the Tenth Amendment removes the requirement for the Company to make a prepayment of the loans under the 2021 Credit Facility with any proceeds received from the sale of Series A Convertible Preferred Stock and provides for certain other technical amendments to the 2021 Credit Facility to permit the Exchange. The Tenth Amendment also provided for a less than $0.1 million amendment fee.
As the Ninth Amendment and Tenth Amendment were executed shortly after one another, they were evaluated together for purposes of assessing the transactions under relevant guidance and accounted for as a debt extinguishment. As a result, the Company recognized a $3.8 million loss on early debt extinguishment in the fourth quarter of fiscal 2025. The Series A Convertible Preferred Stock issued in connection with the Ninth Amendment was recognized at its fair value of $9.7 million upon issuance (see Note 4 — Stockholders’ Deficit and Stock-Based Compensation), and the Company established the new effective interest rates for the new debt based on the fair value of the debt.
On January 27, 2026, the Company and Lafayette Square entered into the Eleventh Amendment (the “Eleventh Amendment”) to the 2021 Credit Facility which among other things, (1) modified financial covenants effective December 31, 2025, (2) required the payment of a $4.0 million amendment closing fee which allows Lafayette Square to recover the Exit Fee accrued by the Company in the quarter ended December 31, 2025 and (3) modified the principal payment schedule for the outstanding loans under the Term Loan Facility and clarified that the maturity date of the Eighth Amendment Term Loan is September 30, 2026.
At the Company's option, the Company may at any time prepay the outstanding principal balance of the 2021 Credit Facility in whole or in part, without fee, penalty or premium other than the $3.5 million amendment closing fee and the $4.0 million amendment closing fee due at maturity or prepayment, as defined under the Ninth Amendment and the Eleventh Amendment, respectively. The obligations under the 2021 Credit Facility are secured by senior, first-priority liens on all or substantially all assets of the Company. As a result of entering into the Ninth and Tenth Amendments and the resulting debt extinguishment treatment, the Company recognized a $3.8 million loss on early debt extinguishment in the fourth quarter of fiscal 2025, primarily related to the write-off of $3.5 million of deferred financing costs and $3.0 million of debt premium, the expensing of $3.5 million of lender fees associated with the Ninth Amendment, partially offset by a $0.2 million gain on extinguishment representing the difference between the reacquisition price and the net carrying amount of the extinguished debt. Accrued and unpaid interest was $0.8 million and $0 as of December 31, 2025 and 2024, respectively. Accrued and unpaid fees were $1.2 million and $0 as of December 31, 2025 and 2024, respectively.
2023 Revolving Line of Credit - East West Bank
On July 7, 2023, the Company entered into a Credit Agreement (as amended, the “Credit Agreement”) with East West Bank (“EWB”), as lender. The Credit Agreement provides for a revolving credit facility in the principal amount of up to $10.0 million, subject to a borrowing base determined based on eligible accounts, and an up to $5.0 million uncommitted incremental revolving facility. Loans under the Credit Agreement originally matured on July 7, 2025 (the “Maturity Date”), unless the Credit Agreement is otherwise terminated pursuant to the terms of the Credit Agreement which was extended per amendments to August 31, 2025.
Borrowings under the Credit Agreement bore interest at a rate per annum equal to the one-month Term SOFR rate, plus 0.10%, plus 3.00% per annum (the “Loan Rate”); with a floor of 0.50%.
On October 15, 2024, with an effective date of June 30, 2024, the Company and EWB entered into the Third Amendment to the Credit Agreement (the “Third EWB Amendment”) which, among other things, (1) provided that the Company make prepayments of the outstanding principal balance of the Credit Agreement of $1.0 million upon execution of the Third EWB Amendment, $1.0 million on or before January 15, 2025 and $2.0 million on or before April 15, 2025, (2) required the Company to file a registration statement with the SEC to establish an equity line of credit offering on or before October 31, 2024 and to use commercially reasonable efforts to cause such registration statement to become effective, (3) required the net proceeds of a potential equity line of credit to be applied to the outstanding principal balance under the Credit Agreement in an amount that would cause the ratio of the value of eligible accounts to the aggregate amount of revolving credit advances to be not less than 1.00 to 1.00, (4) required the consent of EWB prior to the ability of the Company to make certain restricted payments, including cash dividends, (5) required the Company to make additional prepayments in the amount by which the outstanding loans under the Credit Agreement exceed the borrowing base between the calendar months ending November 30, 2024 and April 15, 2025 in an amount of $1.0 million, and (6) replaced the financial covenants under the Credit Agreement, effective as of June 30, 2024, with varying threshold levels by quarter for minimum trailing twelve months EBITDA, minimum liquid assets, maximum total funded debt to EBITDA leverage ratio, minimum fixed charge coverage ratio and revolving credit availability. The Third EWB Amendment was accounted for as a modification. In connection with the Third EWB Amendment, fees paid to third parties totaling less than $0.1 million were expensed as incurred.
On December 27, 2024, the Company and EWB entered into the Waiver and Fourth Amendment (the “Fourth EWB Amendment”) to Credit Agreement. Under the terms of the Fourth EWB Amendment, among other things, (1) the Company made prepayments on the revolving credit notes under the Credit Agreement equal to $5.0 million, consisting of (a) $4.0 million from the proceeds of the Sixth Amendment Term Loan and (b) $1.0 million as the Company's out-of-pocket prepayment, (2) such prepayments were used to permanently reduce the commitment under the Credit Agreement to $5.0 million, (3) the financial covenants under the Credit Agreement were amended to implement a minimum unrestricted cash requirement of $0.8 million at all times and to remove the minimum EBITDA covenant; and (4) EWB waived certain existing events of default related to the prior minimum EBITDA covenant. The Fourth EWB Amendment was accounted for as a modification. In connection with the Fourth EWB Amendment, fees paid to third parties totaling less than $0.1 million were expensed as incurred.
On July 17, 2025, the Company entered into the Fifth Amendment (the “Fifth EWB Amendment”) to the Credit Agreement, dated as of July 17, 2025 but effective as of July 7, 2025 which extended the maturity date of the Credit Agreement from July 7, 2025 to July 31, 2025. In connection with the extension of the maturity date, the Company agreed to pay a $50,000 extension fee and agreed to pay additional interest on any loans at the existing loan rate plus 5% per annum between July 7, 2025 and July 31, 2025.
On August 5, 2025, the Company entered into that certain Sixth Amendment (the “Sixth EWB Amendment”) to the Credit Agreement, dated as of August 5, 2025 but effective as of July 31, 2025 which extended the maturity date of the Credit Agreement from July 31, 2025 to August 31, 2025 (the "revised maturity date"). In connection with the extension of the maturity date, the Company agreed to make a principal payment in an amount equal to $0.2 million to reduce the outstanding loan balance by August 15, 2025.
On September 8, 2025, the Company used the proceeds of the Eighth Amendment (as defined above) to repay in full the outstanding loans, fees and other obligations of $3.6 million under the Credit Agreement and to terminate the Credit Agreement and release the liens in favor of EWB under the Credit Agreement. The Company did not incur any termination penalties as a result of the repayment and termination of the Credit Agreement.

U.S. Small Business Administration Loans
Economic Injury Disaster Loan
In 2020, the Company applied and was approved for a loan pursuant to the Economic Injury Disaster Loan (“EIDL”), administered by the U.S. Small Business Administration (“SBA”). The Company received the loan proceeds of $0.2 million on June 15, 2020. The loan bears interest at a rate of 3.75% and matures on June 15, 2050. Installment payments, including principal and interest, of less than $0.1 million began monthly on December 15, 2022. Each payment will first be applied to pay accrued interest, then the remaining balance will be used to reduce principal. The loan is secured by substantially all assets of DDH LLC.
Overall
As of December 31, 2025, future minimum payments related to long-term debt are as follows (in thousands):

2026	$12,315
2027	3
2028	3
2029	4
2030	4
Thereafter	132
Total	12,461
Less current portion	(12,003)
Less deferred financing cost	(63)
Less debt discount	(249)
Total long-term debt, including debt premium, net of current portion, deferred financing cost and debt discount	$146
Note 4 — Stockholders’ Deficit and Stock-Based Compensation
Stockholders’ Equity
Following the completion of its organizational transactions, DDH LLC’s limited liability company agreement was amended and restated to, among other things, appoint the Company as the sole managing member of DDH LLC and effectuate a recapitalization of all outstanding preferred units and common units into (i) economic nonvoting units of DDH LLC held by the Company and, through their indirect ownership of DDM, the Company’s Chairman and Chief Executive Officer and President, and (ii) noneconomic voting units of DDH LLC, 100% of which are held by the Company. During the year ended December 31, 2025, DDM tendered 7,240 of its limited liability company units to the Company in exchange for newly issued shares of Class A Common Stock of the Company on a one-for-one basis. In connection with these exchanges, an equivalent number of the holder’s shares of Class B Common Stock were cancelled. As of December 31, 2025, DDM held 42,160 shares of Class B Common Stock.
The Company is authorized to issue 760,000,000 shares of Class A Common Stock, par value $0.001 per share, 20,000,000 shares of Class B Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The number of authorized shares of Class A Common Stock increased from 160,000,000 to 760,000,000 pursuant to approval by the Company's stockholders on October 13, 2025 which became effective upon filing of a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation on November 5, 2025.
In connection with the Company's initial public offering of units (“Units”), each consisting of (i) one share (subject to adjustment for the Company’s January and April reverse stock splits) of its Class A Common Stock and (ii) one warrant (subject to adjustment for the Company’s January and April reverse stock splits) entitling the holder to purchase one share of its Class A Common Stock at an exercise price of $1,210.00 per share, the Company issued to the underwriters of the offering a unit purchase option to purchase (i) an additional 636 Units at a per Unit exercise price of $1,452, which was equal to 120% of the public offering price per Unit sold in the initial public offering, and (ii) underwriter warrants to purchase 95 shares of Class A Common Stock at a per warrant exercise price of $2.64, which was equal to 120% of the public offering price per warrant sold in the offering. A group of underwriters exercised 318 Units and 47 underwriter warrants in November 2023. At December 31, 2025, 318 Units and 47 underwriter warrants were outstanding while there were no public warrants outstanding as of December 31, 2025 and 2024.
The underwriter warrants had a fair value of $0 that was calculated using the Black-Scholes option-pricing model and were equity classified. Variables used in the Black-Scholes option-pricing model include: (1) discount rate of 1.94% based on the applicable U.S. Treasury bill rate, (2) expected life of 5 years, (3) expected volatility of approximately 66% based on the trading history of similar companies, and (4) zero expected dividends.
Equity Reserve Facility
On October 18, 2024, the Company entered into a Share Purchase Agreement (as amended the “Purchase Agreement” and the facility as a whole, the "Equity Reserve Facility") with New Circle Principal Investments LLC, a Delaware limited liability company (“New Circle”), and subsequently entered into an amendment with New Circle on October 24, 2025 (the “Amendment”) pursuant to which New Circle has committed to purchase, subject to certain limitations, up to $100 million (the “Total Commitment”) of the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”). Under the applicable Nasdaq rules, the Company was not permitted to issue to New Circle under the Purchase Agreement more than 19.99% of the shares of all classes of the Company’s common stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) the Company obtained stockholder approval to issue shares of its Class A Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average purchase price per share paid by New Circle for all shares of the Company’s Class A Common Stock, if any, that the Company elected to sell to New Circle under the Purchase Agreement equaled or exceeded certain minimums permitted under the rules of the Nasdaq Stock Market. The purchase price of the shares that may be sold to New Circle under the Purchase Agreement is based on an agreed upon fixed discount to the market price of our Class A Common Stock as computed under the Purchase Agreement. On December 27, 2024, October 13, 2025 and December 30, 2025, the Company’s stockholders approved the issuance and sale of up to 38,636, 227,272 and 454,545 shares, respectively, above the Exchange Cap to New Circle under the Purchase Agreement.
As consideration for New Circle’s irrevocable commitment to purchase shares of the Company’s Class A Common Stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, the Company paid New Circle structuring and legal fees of less than $0.1 million. In addition, the Company issued 285 shares of the Company’s Class A Common Stock to New Circle in October 2024, and an incremental 454 shares of the Company’s Class A Common Stock on October 24, 2025 in connection with the Amendment. The Company sold 7,182 shares of the Company's Class A Common Stock for $3.0 million during the year ended December 31, 2024. During the year ended December 31, 2025, the Company sold 108,451 shares of the Company's Class A Common Stock for $7.3 million. During the year ended December 31, 2025, the Company incurred incremental issuance costs, which were expensed in the consolidated statements of operations, given the nature of the Equity Reserve Facility.
The Purchase Agreement will automatically terminate on the earliest of (i) the 36-month anniversary of the Purchase Agreement, (ii) the date on which New Circle shall have made payment to the Company for Class A Common Stock equal to the Total Commitment or (iii) the date any statute, rule, regulation, executive order, decree, ruling or injunction that would prohibit any of the transactions contemplated by the Purchase Agreement goes into effect. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to New Circle so long as (a) there are no outstanding purchase notices under which our Class A Common Stock have yet to be issued and (b) the Company has paid all amounts owed to New Circle pursuant to the Purchase Agreement. The Company and New Circle may also agree to terminate the Purchase Agreement by mutual written consent.
Series A Convertible Preferred Stock
Pursuant to the terms of the Seventh Amendment and pursuant to authority expressly vested in the Company’s board of directors as set forth in the Company’s Amended and Restated Certificate of Incorporation, on August 8, 2025, the Board authorized and the Company filed the Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation’) with the Secretary of State of the State of Delaware, which established the Series A Convertible Preferred Stock in the amount of $25.0 million. Pursuant to the terms of the Ninth Amendment, on October 15, 2025, the Company filed the Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock (the “A&R Certificate of Designation”) with the Secretary of State of the State of Delaware, which amended and restated in its entirety the Certificate of Designation and established an additional $10.0 million of Series A Convertible Preferred Stock. The A&R Certificate of Designation sets forth the rights, preferences, powers, restrictions and limitations of the Series A Convertible Preferred Stock. Capitalized terms not otherwise defined in this item shall have the meanings given to such terms in the A&R Certificate of Designation. The Series A Convertible Preferred Stock is not redeemable outside of the Company’s control and is therefore classified in permanent equity as of December 31, 2025.

The following is a summary of key terms of the Series A Convertible Preferred Stock, as amended by the A&R Certificate of Designation:

Designation and Amount. The number of shares initially designated as Series A Convertible Preferred Stock was 25,000. Under the A&R Certificate of Designation, the number of shares designated as Series A Convertible Preferred Stock was increased by 10,000 to a total of 35,000 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock have a par value $0.001 per share and a stated value of $1,000 per share of Series A Convertible Preferred Stock (the “Conversion Value”), which shall be increased for any accrued and unpaid dividends.

Dividends. The shares of Series A Convertible Preferred Stock carry a cumulative Dividend, compounded monthly, at a dividend rate of ten percent (10%) per annum.

Ranking. The Series A Convertible Preferred Stock will be senior to the Company’s Class A Common Stock, Class B Common Stock and all other series or classes of stock and equity securities of the Company that do not expressly rank senior to, or that are not pari passu with, the Series A Convertible Preferred Stock, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Voting Right and Protective Provisions. Subject to certain limitations described in the A&R Certificate of Designation, the Series A Convertible Preferred Stock is voting stock with Holders entitled to vote together with the Common Stock on an as-if-converted-to-Common-Stock basis.

In addition, the A&R Certificate of Designation provides for certain protective provisions for Holders of Series A Convertible Preferred Stock, which apply at any time when at least 12,525 shares of Series A Convertible Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Convertible Preferred Stock) are outstanding.

Conversion. At the option of the Holder thereof, each share of Series A Convertible Preferred Stock shall be convertible into the number of Conversion Shares equal to the Accumulated Conversion Value divided by $550.00 per share of Class A Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization), rounded down to the nearest whole share.

Liquidation. In the event of any Liquidation, the Holders of shares of Series A Convertible Preferred Stock then outstanding will be entitled to be paid out ahead of lower ranked securities and at an amount per share equal to three times (3.00x) the Accumulated Conversion Value thereof with ratable distribution if assets are not sufficient to pay out at Accumulated Conversion Value.

During the year ended December 31, 2025, Lafayette Square exchanged 7,923 shares of Series A Convertible Preferred Stock for 136,364 shares of Class A Common Stock pursuant to the Tenth Amendment to the 2021 Credit Facility. As of December 31, 2025, the amount of cumulative preferred dividends in arrears totaled $1.1 million representing $41.47 per preferred share of which $0.1 million was recorded as accrued liabilities in the consolidated balance sheet.

In October 2025, the terms of the initial issuance of $25.0 million Series A Convertible Preferred Stock were modified by the A&R Certificate of Designation, as described above, and the exchange mechanism between Lafayette Square and the Company was modified in the Ninth and Tenth Amendments. The Company analyzed whether the change in terms constituted a modification or extinguishment, pursuant to the related authoritative guidance, and engaged an independent third-party valuation firm to assist with determining the fair value of the Series A Convertible Preferred Stock immediately before and after the change in terms. Because the increase in fair value was substantive, the Company determined the change in terms resulted in extinguishment. Accordingly, the Company recorded the resulting difference in fair value of approximately $3.3 million as a deemed dividend for the holders of Series A Convertible Preferred Stock. Because the Company is in an accumulated deficit position, the deemed dividend was recorded to additional paid-in capital and increased the net loss allocated to Class A shareholders for the year ended December 31, 2025.

Continuation Capital Settlement Agreement
On November 20, 2025, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with Continuation Capital, Inc. (“Continuation Capital”), pursuant to which we agreed to issue up to 227,272 shares of Class A Common Stock (the “Exchange Shares”) in exchange for the release of certain claims held by Continuation Capital related to third party vendor payables separately assigned to Continuation Capital in the amount of $3 million. The Exchange

Shares will be sold to Continuation Capital at a price of 76% of the lower of (a) the volume weighted average sale price of the Class A Common Stock on Nasdaq during the “Valuation Period,” which is the five day trading period, inclusive of the day of the share request under the Settlement Agreement, which will be extended as necessary to account for multiple tranches of issuances or (b) the average of the four lowest of the most recent five closing prices during the Valuation Period, as defined in the Settlement Agreement. Additionally, as partial consideration for the entry into the Settlement Agreement, the Company paid Continuation Capital a settlement fee of 431 shares of Class A Common Stock. The Settlement Agreement was approved on November 21, 2025 by a court following a hearing held on that same date, in which the court determined that Settlement Agreement is fair to Continuation Capital. Accordingly, the issuance of securities under the Settlement Agreement will be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 3(a)(10) thereunder. From the date the Settlement Agreement was executed through December 31, 2025, $0.7 million has been paid to third party vendors and 52,291 shares have been issued pursuant to the program. Subsequent to December 31, 2025 through the date of this report, $0.9 million has been paid to third party vendors and 152,041 shares have been issued pursuant to the program.

Noncontrolling Interest
Direct Digital Holdings, Inc. is the sole managing member of DDH LLC, and consolidates the financial results of DDH LLC but does not own all the economic interests in DDH LLC. Therefore, Direct Digital Holdings, Inc. reports a noncontrolling interest ("NCI") based on the common units of DDH LLC held by DDM. While Direct Digital Holdings, Inc. retains its controlling interest in DDH LLC, changes in its ownership interest in DDH LLC are accounted for as equity transactions. As such, future redemptions or direct exchanges of LLC Units by DDM will result in a change in ownership and reduce or increase the amount recorded as noncontrolling interest and increase or decrease additional paid-in capital when DDH LLC has positive or negative net assets, respectively.
Stock-Based Compensation Plans
In connection with the initial public offering, the Company adopted the 2022 Omnibus Incentive Plan (“2022 Omnibus Plan”) to facilitate the grant of equity awards to the Company’s employees, consultants and non-employee directors. The Company’s board of directors reserved 15,909 shares of Class A Common Stock for issuance in equity awards under the 2022 Omnibus Plan. On June 9, 2025 and December 30, 2025, the Company's stockholders approved amendments to the 2022 Omnibus Plan to increase the number of shares issuable by 18,181 shares and 40,909 shares, respectively. Information on activity for both the stock options and RSUs is detailed below. As of December 31, 2025, there were 63,577 shares available for grant under the 2022 Omnibus Plan.
During the years ended December 31, 2025 and 2024, the Company recognized $1.5 million and $1.6 million, respectively, of total stock-based compensation expense in the consolidated statements of operations in compensation, taxes and benefits.
Stock Options
Options to purchase shares of common stock vest annually on the grant date anniversary over vesting periods of one to three years and expire 10 years following the date of grant. The following table summarizes the stock option activity under the 2022 Omnibus Plan during the year ended December 31, 2025:

	Stock Options
	Shares	Weighted Average Exercise Price	Weighted Average Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2024	1,527	$547.80	7.78	$—
Granted	2,733	$218.08	—	$—
Exercised	—	$—	—	$—
Forfeited and expired	(186)	$278.12	—	$—
Outstanding at December 31, 2025	4,074	$337.58	8.27	$—
Vested and exercisable at December 31, 2025	1,304	$504.20	6.65	$—

The total fair value of options vested during the year was $0.2 million. As of December 31, 2025, unrecognized stock-based compensation of $0.2 million was related to 2,770 of unvested stock options which will be recognized on a straight-line basis over a weighted-average vesting period of 0.67 years.
Restricted Stock Units
RSUs generally vest annually on the grant date anniversary over vesting periods of one to three years. A summary of RSU activity during the year ended December 31, 2025 and related information is as follows:

	Restricted Stock Units
	Number of Shares	Weighted Average Grant Date Fair Value per Share
Unvested - December 31, 2024	1,176	$616.00
Granted	4,665	$197.52
Vested	(1,278)	$389.24
Forfeited	(262)	$535.60
Unvested - December 31, 2025	4,301	$247.21
The majority of vested RSUs were net share settled such that the Company withheld shares with a value equivalent to the employees’ obligation for the applicable income and other employment taxes. The total shares withheld were 303 (including 95 sold as of December 31, 2025) and were based on the value of the RSUs on their respective vesting dates as determined by the Company’s closing stock price. As of December 31, 2025, there was unrecognized stock-based compensation of $0.3 million related to unvested RSUs which will be recognized on a straight-line basis over a weighted average period of 0.55 years.
Note 5 — Tax Receivable Agreement and Income Taxes
Tax Receivable Agreement
The Company’s TRA with DDH LLC and DDM (together, the “TRA Holders”) provides for payment by the Company to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the Company actually realizes or is deemed to realize in certain circumstances. The Company retains the benefit of the remaining 15% of these net cash savings.
The TRA liability is calculated by determining the tax basis subject to the TRA (“tax basis”) and applying a blended tax rate to the basis differences and calculating the resulting impact. The blended tax rate consists of the U.S. federal income tax rate and assumed combined state and local income tax rate driven by the apportionment factors applicable to each state. Any taxable income or loss generated by the Company will be allocated to TRA Holders in accordance with the LLC Agreement and the TRA, and distributions to the owners of LLC Units in an amount sufficient to fund their tax obligations will be made. Pursuant to the Company’s election under Section 754 of the Code in 2022, the Company expects to obtain an increase in its share of the tax basis in the net assets of DDH, LLC when LLC interests are redeemed or exchanged by the members of DDH, LLC. During the year ended December 31, 2025, members of DDM exchanged 7,240 Class B shares into Class A shares.
The Company has recorded a liability related to the tax receivable agreement of less than $0.1 million as of December 31, 2025 and 2024, respectively. The Company has recorded a deferred tax asset of $0 as of December 31, 2025 and 2024 which is net of a valuation allowance of $13.4 million and $7.7 million as of December 31, 2025 and 2024, respectively. No TRA payments were made during the years ended December 31, 2025 and 2024. The payments under the TRA will not be conditional on holder of rights under the TRA having a continued ownership interest in either DDH LLC or the Company. The Company may elect to defer payments due under the TRA if the Company does not have available cash to satisfy its payment obligations under the TRA. Any such deferred payments under the TRA generally will accrue interest from the due date for such payment until the payment date. The Company accounts for any amounts payable under the TRA in accordance with ASC Topic 450, Contingencies, and recognizes subsequent period changes to the measurement of the liability from the TRA in the statement of operations as a component of income before taxes. For the years ended December 31, 2025 and 2024, $0 and $5.2 million were recorded as income in other income (expense), net of such change.

The term of the TRA commenced upon completion of the initial public offering and will continue until all tax benefits that are subject to the TRA have been utilized or expired, unless the Company exercises its right to terminate the TRA. If the Company elects to terminate the TRA early (or it is terminated early due to changes in control), the obligations under the TRA would accelerate and the Company would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by the Company under the TRA.
Income Taxes
In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, a final standard on improvements to income tax disclosures. The Company adopted this standard effective January 1, 2025 using a retrospective approach. Through the Organizational Transactions completed in February 2022, the Company formed an Up-C structure which allows DDM to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership for U.S. federal income tax purposes. Under the Up-C structure, the Company is subject to corporation income tax based on the ownership. The components of income tax expense are as follows (in thousands):

	Year Ended December 31,
	2025	2024
Current:
Federal	$—	$—
State	—	—
Total current	—	—
Deferred:
Federal	$—	$5,192
State	—	940
Total deferred	—	6,132
Total income tax expense	$—	$6,132
A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows (in thousands):

	Year Ended December 31,
	2025		2024
	Amount	Percent	Amount	Percent
Federal income tax benefit at statutory rate	$(5,822)	21.0%	$(2,893)	21.0%
State income tax (benefit) expense (1)	(292)	1.0%	986	(7.1)%
Partnership income not subject to tax	3,158	(11.4)%	3,031	(22.0)%
Valuation allowance	2,957	(10.6)%	6,168	(44.8)%
Derecognition of tax receivable agreement liability	—	—%	(1,092)	7.9%
Other	(1)	—%	(68)	0.5%
Effective income tax rate	$—	—%	$6,132	(44.5)%
(1) The states and local jurisdiction that contribute to the majority (greater than 50%) of the tax effect in this category include California, District of Columbia, Georgia, Tennessee and Texas.

Deferred tax assets and liabilities reflect the net tax effects of net operating loss and tax credit carryforwards and temporary differences between the carrying amount of assets and liabilities for financial reporting and the amounts used for tax purposes. The components of deferred tax assets are as follows (in thousands):

	December 31,
	2025	2024
Deferred tax assets related to:
Net operating loss carryforwards	$3,407	$1,454
Partnership basis difference and other	9,957	6,255
Total deferred tax assets	$13,364	$7,709
Valuation allowance	(13,364)	(7,709)
Total deferred tax assets, net	$—	$—
As of December 31, 2025, the Company had federal and state net operating loss carryforwards of $13.0 million and $6.0 million, respectively. Federal net operating loss carryforwards can be carried forward indefinitely and state net operating loss carryforwards are carried forward to each jurisdiction based on the varying state statutes. The Company recorded a valuation allowance of $13.4 million against its deferred tax assets at December 31, 2025. The valuation allowance increased by $5.7 million when compared to the valuation allowance of $7.7 million recorded as of December 31, 2024. Federal income taxes paid (net of refunds) were $0 and $0.1 million for the years ended December 31, 2025 and December 31, 2024, respectively. State and local income taxes paid (net of refunds) were less than $0.1 million for the years ended December 31, 2025 and December 31, 2024. Federal income taxes paid (net of refunds) were $0 and $0.1 million for the years ended December 31, 2025 and December 31, 2024, respectively. State and local income taxes paid (net of refunds) were less than $0.1 million for the years ended December 31, 2025 and December 31, 2024.

Utilization of net operating loss and tax credit carryforwards may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, in the event of a change in the Company’s ownership, as defined. The annual limitation may result in the expiration of the net operating loss and tax credit before utilization. Public ownership of the Company changed from 33% to 89% as of December 31, 2024 and 2025, respectively, which likely indicates a Section 382 ownership change. The Company will monitor and perform a full 382/383 assessment to determine if a true ownership change occurred. In the case of such a change, the net operating loss carryforwards and tax credit carryforwards may be subject to annual limitations before being applied to reduce future income tax liabilities.
The Company files income tax returns in the United States federal jurisdiction and various state jurisdictions. In the normal course of business, the Company can be examined by various tax authorities, including the Internal Revenue Service in the United States. There are currently no federal or state audits in process. The Company analyzes its tax filing positions in all of the U.S. federal, state and local tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. Federal and various states returns for the years ended December 2024, 2023 and 2022 remain open as of December 31, 2025. The Company evaluates tax positions taken or expected to be taken in the course of preparing an entity’s tax returns to determine whether it is “more-likely-than-not” that each tax position will be sustained by the applicable tax authority. As of December 31, 2025 and 2024, the Company had no uncertain tax positions. Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions.
On July 4, 2025, new tax legislation commonly referred to as the One Big Beautiful Bill Act (“OBBBA”), was enacted effectively extending certain provisions of the 2017 Tax Cuts and Jobs Act, including adjusting a number of provisions that were subject to sunsets, phase-outs, or phase-ins. While most of the changes made by OBBBA are effective in future tax years, some of its provisions are effective in the current tax year. The Company determined that OBBBA had no material impact on its consolidated financial statements.
Note 6 — Related Party Transactions
Up-C Structure
In February 2022, the Company completed an initial public offering of its securities, and through its organizational transactions, formed an Up-C structure, which is often used by partnerships and limited liability companies and allows DDM, a Delaware limited liability company indirectly owned by Mark Walker (“Walker”) and Keith Smith (“Smith”), to retain its equity ownership in DDH LLC and to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “pass-through” entity, for U.S. federal income tax purposes. DDM holds economic nonvoting LLC Units in DDH LLC and holds noneconomic voting equity interests in the form of the Class B Common Stock in Direct Digital Holdings (See Note 4 — Stockholders’ Deficit and Stock-Based Compensation). One of the tax

benefits to DDM associated with this structure is that future taxable income of DDH LLC that is allocated to DDM will be taxed on a pass-through basis and therefore will not be subject to corporate taxes at the entity level. Additionally, DDM may, from time to time, redeem or exchange its LLC Units for shares of the Company’s Class A Common Stock on a one-for-one basis. The Up-C structure also provides DDM with potential liquidity that holders of non-publicly traded limited liability companies are not typically afforded. If the Company ever generates sufficient taxable income to utilize the tax benefits, DDH expects to benefit from the Up-C structure because, in general, the Company expects cash tax savings in amounts equal to 15% of certain tax benefits arising from such redemptions or exchanges of DDM's LLC Units for Class A Common Stock or cash and certain other tax benefits covered by the TRA. As described in Note 5 — Tax Receivable Agreement and Income Taxes, for the year ended December 31, 2024, $5.2 million was recorded as income in other income (expense) for such change as the deferred taxes giving rise to the TRA have a valuation allowance recorded to offset the deferred tax assets.
The aggregate balance of tax receivable liabilities as of December 31, 2025 and 2024, is as follows (in thousands):

	December 31,
	2025	2024
Liability related to tax receivable agreement:
Short term	$41	$41
Total liability related to tax receivable agreement	$41	$41
Lafayette Square
As a result of the Seventh Amendment between the Company and Lafayette Square in which debt owed to Lafayette Square was converted to Series A Convertible Preferred Stock, Lafayette Square became a related party to the Company. The consolidated financial statements have been updated to reflect the reclassification of the relevant term loans from short-term debt to related-party short-term debt, and corresponding reclassifications were also made to the current portion of long-term debt and accrued liabilities to reflect the related party relationship.
Note 7 — Segment Information
As described in Note 2, the Company previously reported two segments – buy-side and sell-side. During the first quarter of 2026, the Company shifted its focus to driving intentional digital marketing spend with current and future customers historically classified by the Company as buy-side customers as well as new enterprise customers accessing the digital advertising market through its recently launched product - Ignition+. In connection with this shift in focus, the Company reassessed its reportable segments and determined that it has one reportable segment that is managed on a consolidated basis - digital advertising. Segment disclosures have been recast to reflect this change. The new focus to streamline operations is expected to enhance the customer experience and better reflects the economics of the Company's current business where revenues reflect primarily contracts for managed advertising campaigns which may or may not access curated publisher audiences managed by the Company's programmatic platform. A description of revenues derived from the digital advertising segment is included in Note 2. The accounting policies of the digital advertising segment are the same as those described in Note 2. The Company’s CODM, the Company’s CEO, assesses performance of the digital advertising segment and decides how to allocate resources based on consolidated revenues, operating income and net loss, as reported on the consolidated statements of operations. The CODM uses consolidated net loss to monitor budget versus actual results. The CODM also uses consolidated revenues, operating income and net loss to identify underlying trends in the performance of our business and provide insights into customer demand. The measure of segment assets is reported on the consolidated balance sheets as total consolidated assets. Significant segment expenses are consistent with those reported on the consolidated statements of operations.

Note 8 — Net Loss Per Share
The Company has two classes of common stock, Class A and Class B, and one class of preferred stock, Series A Convertible Preferred Stock. The holders of Series A Convertible Preferred Stock are contractually entitled to receive a cumulative dividend, whether or not declared. In calculating the net loss attributable to Class A shareholders, the numerator for basic and diluted EPS is adjusted for the impact of the contractual amount of dividends payable to holders of Series A Convertible Preferred Stock. Neither shares of the Company’s Class B Common Stock nor the Company's Class A Convertible Preferred Stock share in the earnings or losses attributable to Direct Digital Holdings, Inc. and are therefore not participating securities. The following table sets forth the computation of the Company’s basic and diluted net loss per share (in thousands, except per share amounts):

	Year Ended December 31,
	2025	2024
Net loss attributable to Class A shareholders and Series A preferred stockholders	$(18,946)	$(6,236)
Less: Series A preferred stockholders cumulative and deemed dividends	4,411	—
Net loss allocated to Class A shareholders	$(23,357)	$(6,236)

Weighted average common shares outstanding - basic and diluted	77	17
Net loss per common share, basic and diluted	$(303.16)	$(365.04)
The following weighted-average outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive (in thousands):

	Year Ended December 31,
	2025	2024
Series A convertible preferred stock	20	—
Class B Common Stock	47	50
Options to purchase common stock	4	2
Restricted stock units	4	2
Total excludable from net loss per share attributable to common stockholders - diluted	75	54
Note 9 — Commitments and Contingencies
Litigation
We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. As of the date hereof, except as set forth below, we are not a party to any material legal or administrative proceedings nor are there any proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.
On May 10, 2024, the Company was the subject of a defamatory article / blog post. In connection with this post, one of the Company’s customers paused its connection to the Company while the allegations were investigated. This customer reconnected the Company on May 22, 2024 and volumes have resumed but not yet at the levels experienced prior to the pause in May 2024 which has created a significant disruption in the Company's business. During 2025, the Company worked with its partners to achieve prior volume levels but was unable to achieve historical volumes for the year. In May 2024, the Company, as plaintiff, filed a lawsuit against the author of the defamatory article. On March 5, 2025, the United States District Court for the District of Maryland denied the defendant’s motion to dismiss in its entirety. On March 9, 2026, the Court granted the Company's motion to dismiss counterclaims but granted the defendant 21 days to amend their counterclaim. The Company will continue to vigorously pursue its claims and rights and any defenses against counterclaims. The Company cannot make any predictions about the final outcome of this litigation matter or the timing thereof.
On May 23, 2024, an alleged stockholder, purportedly on behalf of the persons or entities who purchased or acquired publicly traded securities of the Company between April 2023 and March 2024, filed a putative class action against the Company, certain of our officers and directors, and other defendants in the U.S. District Court for the Southern District of Texas, alleging violations of federal securities laws related to alleged false or misleading disclosures made by the Company in its public filings. On July 9, 2024, another alleged stockholder filed a similar securities class action against the Company, certain of our officers and directors, also in the Southern District of Texas. The two actions have been consolidated. Each of these complaints seeks unspecified damages, plus costs, fees, and attorneys’ fees. On August 7, 2025, the district court granted the Company's motion to dismiss in full and with prejudice. The lead plaintiff has since appealed that dismissal and has filed an opening brief which was due to the court on November 3, 2025. The Company filed a response brief on January 2, 2026. The lead plaintiff filed a reply brief on February 6, 2026. The Company now awaits the Court's decision about whether to set the case for oral argument. The Company cannot make any predictions about the final outcome of this matter or the timing thereof but believes that plaintiffs’ claims lack merit and intends to vigorously defend these lawsuits.
Contingent Liability for Exit Fee
As further described in Note 3 — Long-Term Debt, the Seventh Amendment, Ninth Amendment and Tenth Amendment established an Exit Fee of up to $35.0 million due to Lafayette Square upon the redemption in full of the Series A Convertible Preferred Stock with reductions in the amount of the Exit Fee outstanding for any amounts of the Series A Convertible Preferred Stock redeemed, converted or exchanged. Since it was established, the Exit Fee has been reduced by (1) $4.3 million for proceeds received by Lafayette upon exchanges pursuant to the Tenth Amendment during the quarter ended December 31, 2025 and (2) $3.6 million for the loss on Exit Fee recognized during the quarter ended December 31, 2025 for the difference between the face value of the Series A Convertible Preferred Stock exchanged and the proceeds received by Lafayette upon the exchange. As of December 31, 2025, the maximum potential amount of the Exit Fee that could be payable is $27.1 million.
The timing and occurrence of a full redemption are uncertain and may be indefinite. Accordingly, management has concluded that payment of the maximum potential amount of the Exit Fee as of December 31, 2025 is not probable as of the reporting date and that the ultimate amount of any such payment cannot be reasonably estimated. As a result, no additional liability has been recorded in the accompanying consolidated financial statements. The Company will reassess the likelihood and amount of any Exit Fee obligation in future periods as facts and circumstances change.
Continuation Capital Settlement Agreement
As described in Note 4 — Stockholders’ Deficit and Stock-Based Compensation, on November 20, 2025, the Company entered into the Settlement Agreement with Continuation Capital, pursuant to which we agreed to issue the Exchange Shares in exchange for the release of certain claims held by Continuation Capital related to third party vendor payables separately assigned by the Company to Continuation Capital in the amount of $3 million. From the date the Settlement Agreement was executed through December 31, 2025, $0.7 million has been paid to third party vendors and 52,291 shares have been issued pursuant to the Settlement Agreement. Subsequent to December 31, 2025 through the date of this report, $0.9 million has been paid to third party vendors and 152,041 shares have been issued pursuant to the Settlement Agreement.
Operating Leases
During the years ended December 31, 2025 and 2024, the Company incurred fixed rent expense associated with operating leases for real estate of $0.3 million and $0.3 million, respectively. The Company did not have any finance leases, short-term leases nor variable leases over this time period. During the years ended December 31, 2025 and 2024, the Company had the following cash and non-cash activities associated with leases (in thousands):

	Year Ended December 31,
Cash paid for amounts included in the measurement of lease liabilities:	2025	2024
Operating cash outflow for operating leases	$268	$206
Non-cash changes to the operating lease ROU assets and operating lease liabilities:
Additions and modifications to ROU asset obtained from new operating liabilities	$52	$200
The weighted-average remaining lease term and discount rate for the Company’s operating leases is 3.66 years and 8.3%, respectively, as of December 31, 2025. The weighted-average remaining lease term and discount rate for the Company’s operating leases is 4.6 years and 8.3%, respectively, as of December 31, 2024.

The future payments due under operating leases as of December 31, 2025 is as follows (in thousands):

2026	$278
2027	282
2028	180
2029	184
2030	31
Thereafter	—
Total undiscounted lease payments	955
Less effects of discounting	(126)
Less current lease liability	(221)
Total operating lease liability, net of current portion	$608
Note 10 — Property, Equipment and Software, net
Property, equipment and software, net consists of the following (in thousands):

	Useful Life (Years)	December 31,
		2025	2024
Furniture and fixtures	5	$153	$138
Computer equipment	3	20	20
Leasehold improvements	15	66	43
Capitalized software	3	751	702
Property, equipment and software, gross		990	903
Less: accumulated depreciation and amortization		(824)	(562)
Total property, equipment and software, net		$166	$341
The following table summarizes depreciation and amortization expense related to property, equipment and software by line item for the years ended December 31, 2025 and 2024 (in thousands):

	Year Ended December 31,
	2025	2024
Cost of revenues	$139	$167
General and administrative	123	108
Total depreciation and amortization	$262	$275
Note 11 — Intangible Assets, net
The Company records amortization expense on a straight-line basis over the life of the identifiable intangible assets related to an acquisition in September 2020. For the years ended December 31, 2025 and 2024, amortization expense of $1.9 million and $2.0 million, respectively, was recognized. As of December 31, 2025 and 2024, intangible assets net of accumulated amortization was $7.9 million and $9.7 million, respectively.

As of December 31, 2025 and 2024, intangible assets and the related accumulated amortization, weighted-average remaining life and future amortization expense are as follows (in thousands):

	December 31, 2025
	Weighted-Average Remaining Life (Years)	Original Amount	Accumulated Amortization	Net Total
Customer lists	4.8	$13,028	$(6,839)	$6,189
Trademarks and tradenames	4.8	3,501	(1,838)	1,663
Non-compete agreements	0.0	1,505	(1,505)	—
Total intangible assets, net		$18,034	$(10,182)	$7,852

	December 31, 2024
	Weighted-Average Remaining Life (Years)	Original Amount	Accumulated Amortization	Net Total
Customer lists	5.8	$13,028	$(5,537)	$7,491
Trademarks and tradenames	5.8	3,501	(1,488)	2,013
Non-compete agreements	0.8	1,505	(1,279)	226
Total intangible assets, net		$18,034	$(8,304)	$9,730

December 31, 2025
2026	$1,653
2027	1,653
2028	1,653
2029	1,653
2030	1,240
Thereafter	—
Total future amortization expense	$7,852